SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on April 14, 2016

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2016 Annual Meeting of Stockholders (“Annual Meeting”), which will be held at Suncoast Hotel and Casino, 9090 Alta Drive, Las Vegas, Nevada 89145 on April 14, 2016 at 11: 00 a.m., local time, for the following purposes:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To reapprove the Company’s 2000 Executive Management Incentive Plan.

4.	To vote on a stockholder proposal, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 4, 2016 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote as promptly as possible by following the instructions included in this proxy statement in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd
Executive Chairman of the Board of Directors

Las Vegas, Nevada

March 15, 2016

Proxy Statement	1
Introduction	1
Questions and Answers	2
Ownership of Certain Beneficial Owners and Management	6
Corporate Governance	9
Director Independence	9
Selection of Directors	11
Board Leadership and Presiding Director	13
Stockholder Communication with Directors	13
Board Committees	13
Risk Management	14
Risk Considerations in Our Compensation Programs	15
Compensation Recoupment Policy	16
Compensation and Stock Option Committee Interlocks and Insider Participation	16
Executive Officer and Director Compensation	17
Compensation Discussion and Analysis	17
Summary Compensation Table	33
Grants of Plan-Based Awards Table	35
Outstanding Equity Awards At Fiscal Year-End Table	36
Option Exercises and Stock Vested Table	38
Non-Qualified Deferred Compensation Table	38
Potential Payments upon Termination or Change in Control	39
Director Compensation Table	41
Board Committee Reports	43
Compensation and Stock Option Committee Report	43
Report of the Audit Committee	43
Proposals Requiring Your Vote	44
Proposal 1—Election of Directors	44
Director Nominees	45
Meetings of the Board of Directors	47
Proposal 2—Ratification of Independent Registered Public Accounting Firm	48
Audit and Non-Audit Fees	48
Audit Committee Pre-Approval of Audit and Non-Audit Services	48
Proposal 3—Reapproval of the 2000 Executive Management Incentive Plan	49
Proposal 4—Stockholder Proposal	52
Boyd Gaming’s Statement in Opposition	53
Equity Compensation Plan Information	56
Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons	57
Section 16(a) Beneficial Ownership Reporting Compliance	57
Transactions with Related Persons	57
Policies and Procedures Regarding Transactions with Related Persons	57
Stockholder Proposals; Other Matters	58
Stockholder Proposals	58
Other Matters	58
Appendix A: Boyd Gaming Corporation 2000 Executive Management Incentive Plan	59

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2016 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2016 Annual Meeting of Stockholders to be held on April 14, 2016 at 11:00 a.m., local time, at Suncoast Hotel and Casino, 9090 Alta Drive, Las Vegas, Nevada 89145 and any adjournment or postponement thereof.

A copy of our 2015 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being mailed to our stockholders beginning on or about March 15, 2016. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

This proxy statement provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect eleven members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To reapprove the Company’s 2000 Executive Management Incentive Plan.

4.	To vote on a stockholder proposal, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 4, 2016 has been fixed as the record date (“record date”) for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 111,947,290 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•

By Internet—You may use the Internet to vote at anytime until noon (Central Daylight Time) on April 13, 2016 by going to www.proxypush.com/byd. When voting by Internet, please have the control number from the box in the upper right corner of your printed proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple instructions contained on the website to obtain your records and create an electronic ballot.

•

By Telephone—You may use any touch-tone telephone to vote at anytime until noon (Central Daylight Time) on April 13, 2016 by calling 1-866-883-3382. When voting by telephone, please have the control number from the box in the upper right corner of your printed proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple voice-guided instructions.

•

By Mail—You may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Boyd Gaming Corporation, c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

To determine how you may revoke or change your vote submitted by the telephone, Internet and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy?”

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions provided by the record holder (i.e., your broker, bank or other holder of record) regarding how to vote your proxy.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote:

• Proposal 1—	FOR the election of each of the eleven nominees to our board of directors.

• Proposal 2—	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

• Proposal 3—	FOR the reapproval of the Company’s 2000 Executive Management Incentive Plan.

• Proposal 4—	AGAINST the stockholder proposal, if properly presented at the Annual Meeting.

What is the frequency of the Company’s “Say-on-Pay” advisory vote?

At our 2011 Annual Meeting of Stockholders (“2011 Annual Meeting”), we held our first advisory vote on executive compensation of our Named Executive Officers and on the frequency of holding future advisory votes on executive compensation of our Named Executive Officers. At the 2011 Annual Meeting, our stockholders approved the proposal to hold advisory votes on executive compensation for our Named Executive Officers once every three years.

As a result, consistent with the preference expressed by our stockholders, our second “say-on-pay” advisory vote was held at our 2014 Annual Meeting of Stockholders (“2014 Annual Meeting”), and our next “say on pay” advisory vote will be held next year at our 2017 Annual Meeting of Stockholders.

Who will vote my shares if I specify how my shares are to be voted?

William S. Boyd and William R. Boyd are both directors and officers of the Company and were named by our board of directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy card. For a discussion regarding how the proxy holders will vote proxies if no direction is given, please refer to the section entitled “What if I do not specify how my shares are to be voted?”

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement, “FOR” Proposals 2 and 3, “AGAINST” Proposal 4, and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your broker on how to vote your shares, your broker may vote your shares in its discretion only on Proposal 2; your broker may not vote your shares with respect to Proposals 1, 3 or 4. For a discussion regarding the difference between stockholders of record and beneficial owners, please refer to the section entitled “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (“Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxy holders on the proxy card in accordance with their discretion on such matters.

Why did I receive a full set of the proxy materials instead of a Notice of Internet Availability of Proxy Materials?

This year, for our 2016 Annual Meeting, all stockholders are being delivered traditional paper copies of our proxy materials. In the past, we have, from time to time, utilized SEC rules that allow companies to furnish their proxy materials over the Internet, and accordingly, have sent to our stockholders a Notice of Internet Availability regarding Internet availability of proxy materials for those years’ annual meetings. In the future, we may again take advantage of the SEC rules, and in such years, will send to our stockholders a Notice of Internet Availability for those years’ annual meetings.

How can I receive a full set of the proxy materials by e-mail?

Stockholders may request to receive proxy materials in printed form or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: David Strow, Vice President Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow, Vice President Corporate Communications; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Do I need an admission ticket to attend the Annual Meeting?

No. However, all stockholders will need to present a valid government-issued photo identification (e.g., a driver’s license or passport) at the door to be admitted to the Annual Meeting. If you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the Annual Meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on March 4, 2016, the record date for the Annual Meeting.

No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, the Notice of Annual Meeting, this proxy statement and our 2015 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, the Notice of Annual Meeting, this proxy statement and our 2015 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet, by telephone or by mail pursuant to the voting procedures described above under the section entitled “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

Your attendance at the Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Corporate Secretary (Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169 and must be received before voting is closed at the Annual Meeting.

If you are a beneficial owner of our common stock, follow the instructions provided by the record holder (e.g., your bank or broker) regarding how to change or revoke your proxy.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. For those matters which the NYSE determines to be

“non-routine,” brokerage firms that have not received instructions from their customers do not have discretion to vote. Consistent with applicable NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is considered a “routine” matter. Each of Proposals 1, 3 and 4 are considered “non-routine” matters, and therefore broker non-votes may exist in connection with Proposals 1, 3 and 4. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the eleven director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Withheld votes and broker non-votes are not counted for purposes of the election of directors.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 must exceed the number of votes cast against it for approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Broker non-votes and abstentions are not counted for purposes of Proposal 2.

•

Proposal 3—the number of affirmative votes cast in favor of Proposal 3 must exceed the number of votes cast against it for the reapproval of the 2000 Executive Management Incentive Plan. Broker non-votes and abstentions are not counted for purposes of Proposal 3.

•

Proposal 4—the number of affirmative votes cast in favor of Proposal 4 must exceed the number of votes cast against it for the approval of the stockholder proposal. Broker non-votes and abstentions are not counted for purposes of Proposal 4.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Wells Fargo Shareowner Services. The Inspector of Elections will also determine whether or not a quorum is present.

Where can I find voting results of the meeting?

We will publish final detailed voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Who pays for the cost of this proxy solicitation?

This proxy solicitation by our board of directors will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. To help assure the presence in person or by proxy of the largest number of stockholders possible we have engaged D.F. King & Co, Inc. (“D.F. King”), a proxy solicitation firm, to solicit proxies on our behalf. We have agreed to pay D.F. King a proxy solicitation fee currently estimated at $7,500. We will also reimburse D.F. King for its reasonable out-of-pocket expenses.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date for our Annual Meeting, March 4, 2016, by:

•	each person who is a director;

•	each of our executive officers named in the “Summary Compensation Table (2015)” contained herein;

•	all directors and our current executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 111,947,290 shares of our common stock outstanding on the record date, March 4, 2016. Except as noted below, the mailing address of all persons on the list set forth in the table below is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

Name	Number of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Class
Directors
William S. Boyd	20,320,504(2)	18.03%
Marianne Boyd Johnson	8,126,626(3)	7.24%
William R. Boyd	2,181,262(4)	1.95%
Keith E. Smith	1,831,671(5)	1.62%
Robert L. Boughner	546,453(6)	*
Peter M. Thomas	103,483(7)	*
Billy G. McCoy	100,484(8)	*
Veronica J. Wilson	99,550(9)	*
Christine J. Spadafor	88,902(10)	*
Richard E. Flaherty	56,656(11)	*
John R. Bailey	12,773(12)	*
Paul W. Whetsell	10,773(13)	*

Other Named Executive Officers
Brian A. Larson	296,328(14)	*
Josh Hirsberg	282,406(15)	*
All directors and executive officers as a group (17 persons)	34,364,211(16)	29.67%

5% or Greater Stockholders
William S. Boyd	20,320,504(2)	18.03%
Marianne Boyd Johnson	8,126,626(3)	7.24%
BlackRock, Inc.	7,740,795(17)	6.92%
55 East 52nd Street New York, NY 10055
PAR Capital Management, Inc.	7,684,555(18)	6.86%
One International Place, Suite 2401 Boston, MA 02110
The Vanguard Group.	7,180,021(19)	6.41%
100 Vanguard Blvd. Malvern, PA 19355

*	Indicates less than 1% of class.
(1)	Includes shares of common stock underlying certain Career Restricted Stock Units and certain Restricted Stock Units held by our outside directors that were fully vested upon grant, but excludes shares underlying Restricted Stock Units and Performance Shares that do not independently vest or become exercisable within 60 days of March 4, 2016. These excluded Restricted Stock Units are reported as beneficially owned by certain of our executive officers in their Section 16 reports pursuant to applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and positions taken by the SEC.

(2)	Includes 19,083,910 shares of our common stock held by the William S. Boyd Gaming Properties Trust (“WSBGPT”), of which Mr. Boyd is trustee, settlor and beneficiary; 212,654 shares held by the BG-09 Limited Partnership, of which WSBGPT and the Marianne E. Boyd Gaming Properties Trust are the general partners; and 153,117 shares owned by Mr. Boyd’s spouse. Includes 3,000,000 shares of our common stock held by WSBGPT that are pledged or held in a margin account. Also includes 638,710 shares issuable pursuant to options exercisable within 60 days of March 4, 2016; and 148,299 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock. With respect to the 212,654 shares held by BG-09 Limited Partnership, WSBGPT does not hold voting power and WSBGPT shares dispositive power with the Marianne E. Boyd Gaming Properties Trust. Mr. Boyd disclaims beneficial ownership of the shares owned by his spouse.
(3)	Includes 1,859,802 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 38,664 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 38,664 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 37,374 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 38,664 shares held by the Samuel Joseph Boyd, Jr. Education Trust, of which Ms. Johnson is a trustee; 38,664 shares held by the T’Mir Kathleen Boyd Education Trust, of which Ms. Johnson is a trustee; 37,174 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 23,266 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 5,212,040 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; and 212,654 shares held by the BG-09 Limited Partnership, of which MBGPT and WSBGPT are general partners. Includes 2,309,074 shares of our common stock held in the aggregate by MBGPT and the BG-00 Limited Partnership, of which MBGPT is the general partner, that are pledged or held in a margin account. Also includes 341,646 shares issuable pursuant to options exercisable within 60 days of March 4, 2016; and 35,546 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock. With respect to the 212,654 shares held by the BG-09 Limited Partnership, MBGPT holds sole voting power, and MBGPT shares dispositive power with WSBGPT. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.
(4)	Includes 2,000,304 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 39,263 shares held by the Sean W. Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 109,526 shares of our common stock issuable pursuant to options exercisable within 60 days of March 4, 2016; and 32,169 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean W. Johnson Education Trust.
(5)	Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 1,049,518 shares issuable pursuant to options exercisable within 60 days of March 4, 2016; and 158,930 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of common stock.
(6)	Includes 65,800 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee; and 10,000 shares of our common stock held by the Robert L. Boughner 2012 Long Term Trust, of which Mr. Boughner is co-trustee. Includes 256,158 shares issuable pursuant to options exercisable within 60 days of March 4, 2016; and 158,386 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock.
(7)	Includes 13,000 shares of our common stock held by the Peter M. and Nancy Thomas Revocable Trust, of which Mr. Thomas is trustee. Includes 90,483 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(8)	Includes 90,483 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(9)	Includes 9,067 shares of our common stock held by the I.R.A. FBO Veronica Wilson, Pershing LLC, as custodian. Also, includes 90,483 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(10)	Includes 8,200 shares of our common stock held by the Spadaforclay Group Inc. Defined Benefit Pension Plan, dated January 1, 2005, of which Ms. Spadafor is trustee; and 1,500 shares of our common stock held by the 2012 Trust UAD 6/1/12, of which Ms. Spadafor is trustee. Also includes 79,202 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(11)	Includes 9,000 shares of our common stock held by the Flaherty Family Trust, Richard E. and Ricci J. Flaherty, co-trustees. Includes 1,000 shares of our common stock held in the Richard E. Flaherty SEP. Also includes 46,656 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(12)	Includes 2,000 shares held by the JRB-TAT Bailey Family Trust, of which Mr. Bailey is co-trustee. Also includes 10,773 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(13)	Includes 10,773 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(14)	Includes 4,000 shares of our common stock held by the IRA FBO Brian A. Larson, Sunamerica Trust Co., as Custodian. Includes 135,518 shares issuable pursuant to options exercisable within 60 days of March 4, 2016; and 63,160 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock.
(15)	Includes 20,500 shares of our common stock owned by Mr. Hirsberg’s wife. Also includes 155,165 shares of our common stock issuable pursuant to options exercisable within 60 days of March 4, 2016.
(16)	Includes 2,814,241 shares of our common stock issuable pursuant to options exercisable within 60 days of March 4, 2016. Also includes 5,309,074 shares of our common stock which are pledged or held in a margin account. Also includes 657,290 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock; and 418,853 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of the holder’s service on the board of directors.
(17)	Based solely on information contained in Schedule 13G, Amendment No. 2, filed with the SEC on January 25, 2016 by BlackRock, Inc. (“BlackRock”). The Schedule 13G provides that (i) BlackRock is a parent holding company or control person, and (ii) BlackRock, through its subsidiaries identified therein, has sole voting power with respect to 7,502,556 shares and sole dispositive power over 7,740,795 shares.
(18)	Based solely on information contained in Schedule 13G, Amendment No. 2, filed with the SEC on February 16, 2016 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc. (collectively referred to as “PAR”). PAR has sole dispositive and voting power over 7,684,555 shares.
(19)	Based solely on information contained in Schedule 13G, filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”). Vanguard has sole voting power over 175,333 shares, shared voting power over 6,900 shares, sole dispositive power over 7,002,588 shares, and shared dispositive power over 177,433 shares.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Our board of directors continually reviews our practices and ensures that they evolve to appropriately balance the interests of our stockholders. Set forth below are examples of practices that demonstrate this commitment to our stockholders.

Director Independence	We have an independent Presiding Director.
All committee members are independent.
Independent directors regularly meet in executive sessions.

Director and Committee	Our board committees conduct annual self-evaluations.
Practices	All of our Audit Committee members are “audit committee financial experts.”

None of our directors currently sit on more than two public company boards, and our Corporate Governance Guidelines limit the overall number of public company boards that our director may serve to four.

We previously implemented director stock ownership guidelines.

Stockholder Rights	Annual, non-staggered director elections.
Our Amended and Restated Bylaws allow stockholders to nominate director candidates pursuant to an “advance notice” provision. No poison pill provision.

Compensation	See the “Compensation Discussion and Analysis” section of this proxy statement for a discussion of our compensation practices.

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request to our Corporate Secretary (Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169. Our Code of Business Conduct and Ethics applies to each of our directors, officers and employees.

Our board of directors has determined that each of John R. Bailey, Richard E. Flaherty, General Billy G. McCoy, Christine J. Spadafor, Peter M. Thomas, Paul W. Whetsell and Veronica J. Wilson is “independent,” as defined in Section 303A of the NYSE Listed Company Manual and within the meaning of our director independence standards (detailed below). As discussed below in Proposal 1, “Election of Directors,” General McCoy is retiring from the board of directors at the end of his current term and is not being nominated for re-election at the Annual Meeting.

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the transactions between the Company and Switch, Ltd. (“Switch”), a company in which Mr. Thomas has a passive interest, and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”). The Switch transactions involve the purchase by the Company of communications-related products and services from Switch and SBS. Mr. Thomas owns, either directly or indirectly, an approximate 6.25% equity interest as a passive investor in Switch. Mr. Thomas’ family members own collectively, either directly or indirectly, an approximate 22.8% equity interest in Switch. We paid Switch and SBS, in the aggregate, a total of approximately $815,000 in fiscal year 2015, and expect to pay such entities a substantially similar amount in fiscal year 2016, approximately $1,015,000. Our transactions with Switch and SBS represented less than 0.5% of Switch’s and SBS’s consolidated revenue for 2015 and are expected to represent less than 0.5% of Switch’s and SBS’s consolidated revenue in 2016. Mr. Thomas does not actively engage in the management of Switch or SBS. Mr. Thomas’ sibling, who is affiliated with Switch, is not involved in the daily business operations or decisions of Switch and does not perform any policy-making functions. Additionally, Mr. Thomas’ sibling is not and never has been an employee of Switch and none of the employees or contractors of Switch report to him.

In determining that Mr. Thomas is “independent,” our board of directors considered the following facts and circumstances (without giving one factor any more significance than another), among others: (i) the transactions with Switch and SBS were negotiated on an arm’s-length basis, and are ordinary course, commercial transactions; (ii) Mr. Thomas’ limited ownership interest in Switch and SBS; (iii) the passive nature of Mr. Thomas’ ownership and involvement in Switch and SBS, including that he is neither an officer nor employee of SBS or Switch, he is not a member of SBS and is a non-managing member of Switch, and he does not have an active role in providing services to either entity; (iv) the immaterial dollar amounts that we, or our subsidiaries paid (or are expected to pay in fiscal year 2016) to Switch and SBS and the competitive rates at which such amounts were paid; (v) Mr. Thomas’ personal net worth; and (vi) the nature and scope of the relationship of Mr. Thomas’ sibling with Switch.

Selection of Directors

Stockholder Nominations

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

In addition, our Amended and Restated Bylaws permit stockholders to nominate individuals for consideration in director elections at an annual stockholder meeting. Pursuant to our Amended and Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the annual meeting of stockholders, deliver a notice to our Corporate Secretary setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of each such nominee;

•	the number of shares of capital stock of the Company that are beneficially owned by each such nominee; and

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such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

A nomination notice must include a signed consent of each such nominee to serve as a member of our board of directors, if elected. In the event that a person is validly designated as a nominee in accordance with our Amended and Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the board of directors, our board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors. Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Specifically, in concluding that each of our eleven directors who are standing for re-election should continue to serve on our board of directors, the Corporate Governance and Nominating Committee also considered the following individual attributes, in addition to the general overall considerations mentioned above:

(i) the significant career-long contributions and leadership of our Executive Chairman with respect to the Company and the gaming industry, which spans more than 40 years, in addition to his background in the legal profession; (ii) the in depth and strategic operations, management and financial knowledge of the gaming industry that Mr. Smith, our President and Chief Executive Officer, possesses from his over 30 years in the gaming industry, including over 25 years with the Company, as well as his service as a member of the board of directors of a publicly traded company and his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco; (iii) the over 30 years of gaming, operations and complex development related experience that Mr. Boughner has with the Company as well as his service as a member of the board of directors of a publicly traded company; (iv) the significant “ground up” operations and management experience with the Company, including more than 25 years as a member of our board of directors, which Ms. Johnson contributes coupled with her service on other boards and community organizations; (v) the more than 35 years of experience in the gaming industry with the Company, including various administrative and operational roles, as well as nearly 25 years of service on our board of directors, that Mr. William R. Boyd provides; (vi) the broad business and management experiences across other industries, including a sound foundation for understanding and applying strategic and operational issues and challenges, both domestically and internationally, of Ms. Spadafor; (vii) the extensive senior operations management and financial accounting and controllership expertise within the gaming industry of Ms. Wilson; (viii) the extensive experience in the banking and finance industry of Mr. Thomas, including his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and his service on other public company boards; (ix) the distinguished career in financial accounting academia from Dr. Flaherty’s more than 30 years of service as a university faculty member, including his 10 years of administrative leadership experience from serving as dean of two different business schools; (x) the professional experiences of Mr. Bailey from his more than 30 years in the practice of law, including his past service on regulatory boards and his prior service within the gaming industry on the board of directors of a publicly traded company; and (xi) the significant and strategic expertise of Mr. Whetsell from more than 35 years of senior management responsibilities within the hospitality industry, his active involvement in lodging and hospitality associations and his service on other public company boards.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, diversity, age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for our board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, we may retain a professional search firm to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

The Corporate Governance and Nominating Committee considers diversity as one of many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our board of directors as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the Company and its stockholders. When the Corporate Governance and Nominating Committee evaluates diversity of director nominees, it may consider the following elements, among others, without assigning specific weights to any particular element:

•	Gender and ethnicity;

•	Financial and accounting acumen;

•	Personal and professional integrity;

•	Business or management experience; and

•	Leadership and strategic planning experience.

The Corporate Governance and Nominating Committee annually performs an assessment of the composition of the board of directors regarding age, skills and experience and the effectiveness of its efforts to consider diversity in its director nomination process. The Corporate Governance and Nominating Committee believes its director nomination process, including its policy of considering diversity in that process, has led to a board of directors with diverse backgrounds and experiences that collectively serves the interests of our stockholders well.

Board Leadership and Presiding Director

We have a separate Chief Executive Officer and Chairman of the Board of Directors. William S. Boyd serves as our Executive Chairman of the Board of Directors, and Keith E. Smith serves as our President and Chief Executive Officer. Mr. Smith also serves as a director, an arrangement that the Company believes is effective to ensure that relevant information is made available directly from management to the board of directors. We believe this separation of responsibilities provides an appropriate delegation of duties and responsibilities. Our Executive Chairman concentrates on the strategic opportunities and direction of the board of directors and the Company, as well as engaging in customer and team member relations. Mr. Boyd’s long history with the Company and the critical role that he has played in the development of the Company’s business make him particularly well suited to act as a link between the board of directors and the rest of management. While in the role of our President and Chief Executive Officer, Mr. Smith focuses on the management and coordination of the operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the board of directors.

Another important component of the board of directors’ leadership structure is the role of our Presiding Director. The Presiding Director is a non-management director designated by the independent directors to chair the board of directors’ non-management director sessions, which are expected to occur at least three times per year. The Presiding Director’s other responsibilities include advising the Executive Chairman and the chairmen of the committees with respect to agendas and informational needs and to advise with respect to the selection of chairmen of committees. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. Our independent directors have designated General Billy G. McCoy as our current Presiding Director.

Stockholder Communication with Directors

Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to our board of directors or the Presiding Director, as applicable.

Board Committees

Our board of directors has an Audit Committee, a Compensation and Stock Option Committee and a Corporate Governance and Nominating Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee, Dr. Flaherty, Ms. Spadafor, Mr. Thomas and Ms. Wilson, is considered “independent,” as defined in Section 303A of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act, and the board of directors has determined that all of the members of the Audit Committee are considered “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation and Stock Option Committee.    The functions of the Compensation and Stock Option Committee (“Compensation Committee”) include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each of the members of the Compensation Committee, Mr. Thomas, General McCoy, Mr. Whetsell and Ms. Wilson, is considered “independent” as defined in Section 303A of the NYSE Listed Company Manual and Rule 10C-1(b)(1) of the Exchange Act.

Our Compensation Committee, independent of management, determines the compensation of our Chief Executive Officer, Keith E. Smith. Mr. Smith is a Named Executive Officer and a member of our nine (9) member management committee (“Management Committee”). For the other Named Executive Officers and members of our Management Committee, the Chief Executive Officer makes compensation recommendations to our Compensation Committee for its consideration and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation Committee believes that input from both our Chief Executive Officer and from independent compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation. Additionally, pursuant to its charter, the Compensation Committee may, from time to time, form and delegate authority to subcommittees when appropriate, although no such subcommittees were formed or utilized during 2015.

The Compensation Committee has the sole authority, in its discretion, to retain and terminate any consultant that it uses to assist it in evaluating various elements of our compensation programs and making compensation determinations, including for our Chief Executive Officer, Named Executive Officers or any other compensation matters. The Compensation Committee has the sole authority to approve that consultant’s fees and other retention terms, but only after taking into consideration all factors relevant to the consultant’s independence from management, including those specified in Section 303A of the NYSE Listed Company Manual. The Compensation Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate. The Compensation Committee continued its engagement of Exequity, LLP (“Exequity”) in fiscal year 2015 to provide compensation related analysis and consulting services. Pursuant to our request, Exequity provided analysis in fiscal year 2015 on certain of our executive compensation related programs and policies as a part of an executive compensation review, all as further discussed below in our Compensation Discussion and Analysis. A representative of Exequity has participated in past meetings of the Compensation Committee, and may do so again in the future, from time to time, as requested by the Compensation Committee. Additionally, for 2015, the Compensation Committee reviewed whether the work of Exequity as a compensation consultant raised any conflict of interest or independence issues, taking into consideration all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee ultimately determined, based on its review of such factors, that the work of Exequity has not created any conflict of interest.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for election at the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. Each of the members of the Corporate Governance and Nominating Committee, General McCoy, Mr. Bailey, Dr. Flaherty and Ms. Spadafor, is considered “independent” as defined in Section 303A of the NYSE Listed Company Manual.

Risk Management

The board of directors is actively involved in the ongoing oversight and review of material risks and resultant considerations and potential impacts that exist within our Company. These risks may include, among others, risks associated with the Company’s financial condition, liquidity, operating performance and various regulatory impacts and compliance. The board of directors’ oversight is primarily managed and coordinated through the board committees, such as the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Senior management of the Company is responsible for advising and responding to the board of directors and its committees on management’s assessment of potential material risks facing the Company. The entire board of directors is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk awareness and risk-adjusted decision making throughout the Company.

As it relates to risk oversight, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee each play an important role. As provided in the charter for the Audit Committee, the Audit Committee is required to review with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for, among other things, assisting the board of directors in fulfilling their oversight responsibility of the integrity of the Company’s financial statements and accounting and financial reporting processes by reviewing the financial information provided to stockholders and others, and the system of internal controls which management and the board of directors have established. As further discussed below, the Compensation Committee, among other things, periodically reviews with management the Company’s compensation policies and attempts to ensure that the Company’s compensation policies reinforce business strategies and objectives for enhanced stockholder value without creating risks that may have a material adverse effect on the Company. The Corporate Governance and Nominating Committee, among other things, is responsible for developing and recommending to the board of directors, as well as implementing and monitoring compliance with, a code of business conduct for directors, officers and employees and a set of corporate governance principals.

Various management-led committees, such as the Management Committee, are responsible for coordinating with the committees of the board of directors with respect to oversight and management of specific risks. For example, our Corporate Compliance Committee, which is responsible for overseeing risk associated with the Company’s gaming and regulatory requirements, updates and reports on its significant deliberations and findings to the Corporate Governance and Nominating Committee. In turn, each board committee is responsible for providing reports and updates to the entire board of directors on any significant risks reviewed within the scope of its responsibility.

Risk Consideration in Our Compensation Programs

Our Compensation Committee, together with management, periodically reviews the compensation policies and practices for employees across the Company, including our Named Executive Officers and members of our Management Committee, and considers how they relate to material risks facing the Company. In this review, the Compensation Committee and our management, together with input and recommendations from independent compensation consultants, consider the different types of incentive compensation arrangements used across the Company in light of such risks. We also consider whether the design of these arrangements, together with other policies and practices of the Company, operate to mitigate the potential for excessive risk-taking.

Based upon this review, our management concluded, and the Compensation Committee concurred, that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on the Company. The following are among the factors considered in reaching this conclusion:

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our compensation plans and programs generally provide potential rewards based on a balanced combination of both the short-term and long-term goals of the Company, thereby mitigating the potential for rewarding short-term results that appear in isolation to be favorable;

•	none of our business units carry a disproportionate portion of our risk profile or vary significantly from the Company’s overall risk and reward structure;

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the manner in which we structure our compensation, including our belief that the mix of compensation that we provide helps us to mitigate risk by providing compensation that depends in part on the long-term success of the Company;

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we have Stock Ownership Guidelines for our directors and senior officers, including the members of our Management Committee, which we believe focuses our leadership on long-term stock price appreciation and sustainability; and

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all of the equity awards granted to employees under the Company’s equity-based plans are subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable, and certain of our equity awards are contingent upon the Company’s performance measured over multiple years.

Compensation Recoupment Policy

Effective January 1, 2014, we adopted a Compensation Recoupment Policy pursuant to which we may, under certain circumstances, “clawback” the value of cash, equity or equity-linked incentive compensation tied to performance metrics and paid to our Named Executive Officers and other key executives of the Company. If it is determined that a covered executive officer’s misconduct led to or contributed to financial reporting that requires restatement, we may require such executive officer to reimburse us for incentive compensation received by the executive officer to the extent such compensation is in excess of that which would have been paid to the executive officer had it been based upon the financial statements as restated. Recoupment applies to payments made in periods following the January 1, 2014 effectiveness of the policy and within three years of the date when the applicable restatement is disclosed.

The Compensation Recoupment Policy permits the Compensation Committee to determine, in its discretion, if it will seek to recover applicable compensation. We believe our Compensation Recoupment Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that, in hindsight, should not have been rewarded.

Compensation and Stock Option Committee Interlocks and Insider Participation

During 2015, members of our Compensation Committee included Thomas V. Girardi (who retired from the board at the conclusion of his term at the 2015 Annual Meeting), General McCoy, Mr. Thomas, Ms. Wilson and Mr. Whetsell. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers primarily through base salary and short and long-term incentive compensation. Our executive compensation practices are designed generally to (i) be competitive with comparable employers in our industry, (ii) closely align compensation with shareholder interests and our achievement of clear corporate performance expectations, including annual objectives and long-term goals, (iii) recognize individual initiative and achievements, and (iv) assist us in attracting and retaining qualified executives.

Our Named Executive Officers for fiscal year 2015 are as follows:

•	William S. Boyd, our Executive Chairman of the Board of Directors;

•	Keith E. Smith, our President and Chief Executive Officer;

•	Robert L. Boughner, our Executive Vice President and Chief Business Development Officer;

•	Josh Hirsberg, our Executive Vice President, Treasurer and Chief Financial Officer[1]; and

•	Brian A. Larson, our Executive Vice President, Secretary and General Counsel.

Executive Summary

The Compensation Committee generally continued in its philosophy with taking a conservative, measured approach to our compensation programs in fiscal year 2015. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2015, as approved by our Compensation Committee following input, analysis and recommendations from management and our independent compensation consultant, Exequity.

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2014 and 2015 Executive Compensation Reviews.    During the fourth quarter of 2014, in consultation with Exequity, the Compensation Committee undertook a detailed review of each of the elements of our Named Executive Officers’ compensation packages to evaluate, and, as appropriate, update the overall competitiveness and effectiveness of our executive compensation programs. The Compensation Committee carefully considered several factors, including the 2014 Executive Compensation Review prepared by Exequity, the individual roles and responsibilities of our Named Executive Officers within the Company, the significant achievements and accomplishments of the Company in recent years, and previous compensation adjustments. For 2015, in an effort to remain competitive in its compensation packages and to recognize achievements and leadership, and in consideration of the analysis provided by the 2014 Executive Compensation Review, the Compensation Committee approved base salary increases for all of our Named Executive Officers as well as updated target valuations for our long term equity incentive award opportunities. In the fourth quarter of 2015, Exequity was again engaged to perform a compensation study to assist the Compensation Committee in its evaluation of long term equity incentive compensation for 2015 and 2016 base salaries and annual bonus award levels for our Named Executive Officers, as discussed further below.

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Base Salary.    The Compensation Committee determined it was appropriate to increase the base salaries of our Named Executive Officers for 2015. Base salary increases for our Named Executive Officers were as follows: Mr. Boyd $20,000; Mr. Smith $25,000; Mr. Boughner $25,000; Mr. Hirsberg $40,000; and Mr. Larson, $25,000.

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Short-Term Bonus Plan.    For 2015, the Compensation Committee approved potential short-term cash bonus awards payable based on specific, objective performance criteria measured relative to the Company’s operating budget, as approved by the board of directors. In fiscal year 2015, our actual corporate performance achieved approximately 115% of our target operating budget. Accordingly, the Compensation Committee approved the payment of short-term bonuses to our Named Executive Officers, in accordance with the plan, resulting in short-term bonus payments to our Named Executive Officers of approximately 137.5% of each of their respective target award amounts.

[1]	On January 13, 2016, Mr. Hirsberg was promoted to the positon of Executive Vice President, Treasurer and Chief Financial Officer. Prior to his promotion, he served as our Senior Vice President, Treasurer and Chief Financial Officer.

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Equity Compensation.    In the fourth quarter of 2015, the Compensation Committee approved long-term incentive equity compensation for our Named Executive Officers. The Compensation Committee granted our Named Executive Officers equity awards that allocated roughly twenty percent (20%) of the intended value of the equity compensation in the form of stock options and roughly forty percent (40%) of the intended value in the form of each restricted stock units (“RSUs”) and performance-based restricted stock units (“Performance Shares”), respectively. This equity allocation mix for our Named Executive Officers is consistent with the allocation mix utilized in the prior fiscal year. The Compensation Committee also approved the following new target valuations for the equity compensation awards: for Mr. Smith $3,500,000; for Mr. Boyd $1,000,000; for Mr. Boughner $500,000, for service through his expected mid-2016 retirement; for Mr. Hirsberg $800,000; and for Mr. Larson $700,000. These target award values were consistent with the Compensation Committee’s on-going philosophical goal of having our Named Executive Officers’ compensation generally approach the 50th percentile of our selected peer group of companies, as assessed in the 2015 Executive Compensation Review and discussed further below.

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Risk Considerations.    As a part of its review in 2015 of our compensation practices and policies, the Compensation Committee evaluated risks associated with our compensation programs. As described above under the section Risk Considerations in Our Compensation Programs, the Compensation Committee undertook an annual evaluation of our compensation risk. The Compensation Committee concluded that our compensation policies and practices for fiscal year 2015 do not create risks that are reasonably likely to have a material adverse effect on the Company.

•

2016 Compensation.    During the fourth quarter of 2015, in consultation with Exequity, the Compensation Committee undertook a detailed review of each of the elements of the compensation packages of our Named Executive Officers (other than for our Executive Chairman and founder, Mr. Boyd) to evaluate and update, as appropriate, the overall competitiveness and effectiveness of our executive compensation programs. Other than for our Executive Chairman, Mr. Boyd, whose unique position with our Company we believe is not readily comparable within a peer group context, the 2015 Compensation Review supported that the overall target compensation packages of our Named Executive Officers continued to generally compare at or near the 50th percentile of our peer group, after giving effect to prior compensation program adjustments as well as the salary increases approved by the Compensation Committee for 2016, as discussed below. For 2016, the Compensation Committee approved base salary increases for each of our Named Executive Officers. These base salary adjustments recognize achievements and leadership, reflect anticipated changes in roles and responsibilities of the members of our Company’s Management Committee, including each of our Named Executive Officers, and illustrate our efforts to remain competitive in our compensation packages.

Consideration of Say-on-Pay

The Company’s most recent advisory vote on executive compensation was held at our 2014 Annual Meeting. Approximately 85% of the votes cast on the advisory vote on executive compensation proposal were in favor of our Named Executive Officer compensation as disclosed in the proxy statement for our 2014 Annual Meeting, and, as a result, our Named Executive Officer compensation was approved. The board of directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation philosophy, policies and decisions were necessary based solely on the vote results. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Compensation Committee has made some important changes to various components of our executive compensation in 2014 and 2015, which demonstrate our ongoing commitment to ensure our executive compensation remains aligned with the interests of our stockholders and current market practices. The Company’s next advisory vote on executive compensation will be held next year at our 2017 Annual Meeting of Stockholders.

Process

Our compensation process generally consists of establishing an overall compensation target for each senior executive and then allocating that compensation among base salary and short-term and long-term incentive compensation. At the senior-most corporate levels, we designed the incentive compensation to primarily reward company-wide performance. In establishing compensation, our Compensation Committee, among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our Named Executive Officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock and bonus plans and, within the terms of the respective plan, determines the terms and conditions of the issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. For 2015, the Compensation Committee, independent of management, determined the compensation arrangements for our Chief Executive Officer, Keith E. Smith. The Compensation Committee approved the compensation arrangements of the other Named Executive Officers after reviewing the recommendations of our Chief Executive Officer. In addition to its annual review of our compensation levels, our Compensation Committee may, from time to time, review our compensation practices and programs and generally has the authority, subject to any existing contractual or other rights of participants, to modify or terminate those practices and programs.

We have historically engaged independent compensation consultants to assist us in the evaluation of our compensation practices and programs. In 2014, Exequity was engaged to provide an executive compensation study, consistent with prior years, and to assist the Compensation Committee in its review and evaluation of our executive compensation programs generally, including by providing analysis on competitive compensation practices for long term equity incentive compensation for 2014, as well as 2015 base salaries and annual bonus award levels for of our currently serving Named Executive Officers. Additionally, during the fourth quarter 2015, Exequity was again engaged to perform an updated compensation study to aid the Compensation Committee in its annual evaluation of our compensation programs and their effectiveness, including an evaluation of long term equity incentive compensation for 2015, as well as 2016 base salaries and annual bonus award levels for our Named Executive Officers, as discussed further below.

Objectives of our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, as well as the officer’s impact and involvement in our future performance. The compensation of our Named Executive Officers is set at levels that are intended to be competitive with other leading companies in the gaming and hospitality industries, which generally fall into three categories: (i) core gaming companies; (ii) gaming technology/equipment companies; and (iii) resort hotel operator companies.

During 2015, the Compensation Committee generally compared the compensation paid to our Named Executive Officers with the compensation paid to executives at: Caesars Entertainment; Churchill Downs, Inc.; Isle of Capri Casinos, Inc.; Las Vegas Sands Corp.; MGM Resorts International; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; Wynn Resorts, Ltd.; Bally Technologies, Inc.; Hyatt Hotels Corp.; International Game Technology; Scientific Games Corp.; Starwood Hotels & Resorts; Vail Resorts, Inc.; and Wyndham Worldwide Corp. This same peer group was utilized, with the exceptions of the addition of Marriott Vacations Worldwide and the removal of Bally Technologies, Inc. and International Game Technology (which had each been acquired and, as such, no longer separately reported), in the 2015 Executive Compensation Review regarding our long term incentive equity compensation for 2015 as well as 2016 base salary and annual bonus awards.

The Compensation Committee has generally sought to ensure that each of our Named Executive Officer’s compensation is competitive with similarly situated executives at other companies within the applicable comparative group. The Compensation Committee also considers general market surveys and trends as part of the various factors it reviews in setting executive compensation. This practice allows for comparison both to direct gaming companies as well as to the broad leisure sector, and offers the Compensation Committee multiple vantage points from which to evaluate compensation. While the Compensation Committee reviews the compensation levels of executives at comparable companies and generally targets our executive management’s compensation toward the 50th percentile of the Company’s peer group, the Compensation Committee does not benchmark, and the compensation packages of our Named Executive Officers are not tied to a relative ranking of compensation against other companies or that peer group.

Our compensation program is intended to recognize achievement and leadership when appropriate and to further align the interests of our Named Executive Officers with those of our stockholders, including with respect to our future performance and achievement of strategic objectives. For example, our long-term incentive awards are entirely equity based, and Performance Shares comprise a meaningful component of the equity compensation for our Management Committee. Our Management Committee, which plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company, included certain members of our senior management team in 2015, including each of our Named Executive Officers.

Primary Components of our Executive Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term bonus; and

•	long-term incentive compensation (equity compensation).

Base Salary.    We provide our Named Executive Officers with a base salary that we believe is competitive and that corresponds and fairly relates to their status and accomplishments, both professionally and within our industry. Salaries are reviewed annually and in certain instances have been adjusted to recognize individual performance, promotions, competitive compensation levels and other subjective factors.

Our Compensation Committee, independent of management, determined the compensation of our Chief Executive Officer, including his base salary. For the other Named Executive Officers, our Chief Executive Officer customarily makes recommendations regarding compensation to our Compensation Committee for their review and approval. Where appropriate, the Compensation Committee and our Chief Executive Officer have historically considered the following factors in establishing or recommending, as applicable, the compensation for our Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities, time in a particular role and anticipated future performance;

•

the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, the Corporate Compliance Committee and the Diversity Committee;

•	the overall performance of the Named Executive Officer;

•	the overall performance of the Company;

•	competitive pay practices at other select companies within the gaming and hospitality industries, as identified above; and

•	compensation analysis performed for us by independent compensation consultants.

For 2015, the Compensation Committee determined, based on input from Exequity and the 2014 Executive Compensation Review, that generally a 2% base salary adjustment was appropriate for our Named Executive Officers and other members of our senior management team, other than for Mr. Hirsberg and Mr. Larson, whose compensation was found in each case to be trailing the Compensation Committee’s desired goal relative to the competitive pay practices of our peer group. Accordingly, the 2015 base salaries of our currently serving Named Executive Officers were increased as follows: for Mr. Boyd, in the amount of $20,000, bringing his salary to $1,040,000; for Mr. Smith, in the amount of $25,000, bringing his salary to $1,275,000; for Mr. Boughner, in the amount of $25,000, bringing his salary to $1,150,000; for Mr. Hirsberg, in the amount of $40,000, bringing his salary to $535,000; and for Mr. Larson, in the amount of $25,000, bringing his salary to $500,000.

Additionally, in late 2015, following its consideration of the 2015 Executive Compensation Review prepared by Exequity as well as anticipated changes in the roles and responsibilities of certain members of our senior management team, the Compensation Committee determined that increases in the base salaries of our Named Executive Officers was appropriate for 2016. As such, the Compensation Committee approved the following increases in the 2016 base salaries for our Named Executive Officers: for Mr. Boyd, in the amount of $25,000, bringing his salary to $1,065,000; for Mr. Smith, in the amount of $50,000, bringing his salary to $1,325,000; for Mr. Boughner, in the amount of $50,000, bringing his salary to $1,200,000; for Mr. Hirsberg, in the amount of $50,000, bringing his salary to $585,000; and for Mr. Larson, in the amount of $35,000, bringing his salary to $535,000.

Short-Term Bonus.    Our Named Executive Officers are eligible to receive short-term (or annual) bonuses under our 2000 Executive Management Incentive Plan (“2000 MIP”). Bonus awards under our 2000 MIP are generally set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in the form of bonuses and other incentive based vehicles.

For 2015, the Compensation Committee continued our compensation practice of awarding cash bonuses based upon achievement of specific, predetermined objective performance targets, as it had for the past four fiscal years. The performance target was performance against our 2015 operating budget, measured based on EBITDA (earnings before interest, taxes, depreciation and amortization), as approved by the board of directors. For 2015, the approved operating budget was adjusted consolidated company EBITDA of $547.5 million.1

For each of our Named Executive Officers, the short-term bonus potential awarded for 2015, as a percentage of base salary, was as follows:

Executive	2015 Threshold Bonus	2015 Target Bonus	2015 Maximum Bonus
William S. Boyd	47.50%	95%	190%
Keith E. Smith	75.00%	150%	300%
Robert L. Boughner	47.50%	95%	190%
Josh Hirsberg	37.50%	75%	150%
Brian A. Larson	37.50%	75%	150%

The actual award payout levels are increased or decreased based on the actual achievement relative to our 2015 approved operating budget. No short-term bonus awards are earned for a performance level of less than 80% of the approved operating budget. Minimum (or threshold) award payouts are earned at a performance level of 80% of the approved budget, resulting in a payout award potential of 50% of the Named Executive Officer’s target bonus amount. Target award payouts are earned at a performance level between 95% and 105% of budget. Maximum payouts are earned at a performance level of at least 130% of budget, resulting in a payout award potential of 200% of the Named Executive Officer’s target bonus amount.

Our actual 2015 performance, determined consistent with prior years, resulted in the achievement of approximately 115% of the approved operating budget, exceeding the target performance level. As a result, the Compensation Committee approved short-term bonus payments for 2015 representing approximately 137.5% of each Named Executive Officer’s target bonus award amount. The precise amount of each Named Executive Officer’s bonus is set forth below in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table (2015).”

[1]	Note, EBITDA is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of EBITDA to U.S. generally accepted accounting principles (“GAAP”), please see Note 15 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Adjusted consolidated company EBITDA for the 2015 approved operating budget included 100% of EBITDA, after corporate expense, with respect to our wholly owned properties, and 50% of EBITDA with respect to operations of Borgata Hotel Casino and Spa, a 50%-owned joint venture.

In evaluating the analysis and findings of the 2015 Executive Compensation Review and given the recent modifications made to the short-term bonus program back in 2014, the Compensation Committee concluded that no changes to our short-term bonus program were needed for the 2016 award cycle. As such, for 2016, the Compensation Committee continued its practice of utilizing the achievement of predetermined, objective performance targets for short-term bonus awards and set the target as performance against the 2016 operating budget, as approved by our board of directors, measured based on EBITDA. Additionally, consistent with fiscal year 2015, the approved short-term bonus payout parameters for our Named Executive Officers for 2016, as a percentage of their base salaries, are as follows:

Executive	2016 Threshold Bonus	2016 Target Bonus	2016 Maximum Bonus
William S. Boyd	47.50%	95%	190%
Keith E. Smith	75.00%	150%	300%
Robert L. Boughner	47.50%	95%	190%
Josh Hirsberg	37.50%	75%	150%
Brian A. Larson	37.50%	75%	150%

The actual award payout levels will be increased or decreased based on the actual achievement relative to our 2016 approved operating budget on a similar performance level payout scale as utilized with our 2015 bonus program, discussed above.

Long-Term Compensation.    We believe that the long-term compensation component should serve as both an incentive for achieving longer term company performance goals and as a retention tool for our executives. In 2015, as we have done each year since 2008, all of the long-term compensation awards granted to our Named Executive Officers were in the form of equity awards.

Equity Compensation

We believe that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. We also believe that stock price appreciation and stock ownership in the Company are valuable incentives to our executives and that the grant of equity awards to them serves to further align their interests with the interests of our stockholders as a whole and to encourage them to manage the Company in its best long-term interests.

The Compensation Committee determines the type of equity awards that are to be granted to our Named Executive Officers. Over recent years, these equity awards have consisted of grants under our stock incentive plans of stock options, RSUs and Performance Shares. Stock options are intended to provide strong alignment with stockholders and only provide value to the executives if the stock price appreciates over the grant price. RSUs provide additional linkage to stock price and serve to promote the retention of our executives. Performance Shares provide reward opportunities for achieving sustained multi-year performance goals as set by our Compensation Committee. Further, Performance Shares are intended to enhance the equity award component of compensation, promote retention and incentivize long-term strategic performance by balancing some of the risks of stock price volatility with long-term internal drivers of value. Each of these awards is ultimately denominated in shares of our common stock and is earned over three years, thus providing a strong incentive to grow stockholder value.

As a part of its ongoing review of our compensation programs, in 2014, the Compensation Committee had noted a shift in broader trends in current compensation practices generally at publicly traded companies, with less emphasis being placed on stock option grants and more long-term incentive award value allocated in the form of RSUs and performance-based equity awards. As a result, beginning in 2014 and again in 2015, the Compensation Committee approved equity awards to our Named Executive Officers comprised of stock options, RSUs and Performance Shares, with the awards representing approximately 20%, 40% and 40% of the aggregate intended award value, respectively. This mix of award types for our Named Executive Officers is consistent with the allocation mix utilized in the prior fiscal year. The Compensation Committee remains committed to the belief that this mix of stock options, RSUs and Performance Shares in our equity compensation continues to further align the long-term interests of senior management and our stockholders, provides meaningful compensation value and serves as a valuable retention tool.

All equity awards granted as long-term compensation to our Named Executive Officers in 2015 were granted pursuant to the 2012 Stock Incentive Plan (“Stock Incentive Plan”), which was last approved by our stockholders at our 2012 Annual Meeting.

Stock Options, RSUs and Performance Shares

The Compensation Committee has the authority to determine, on a discretionary basis, whether to grant equity awards, as well as the amount and the terms of such awards, based on the Named Executive Officer’s position within the Company.

The stock options granted in 2015 feature a three-year vesting schedule, with one-third of each award vesting on each anniversary of the grant date. The RSUs granted in 2015, other than those granted under the Career Shares Program, feature three-year cliff vesting. The Performance Shares granted in 2015 provide for three-year cliff vesting and are subject to achievement of the three performance metrics for each of our Named Executive Officers. Each performance metric works and is measured independently of the others and includes a minimum (or threshold) performance level, a target performance level and a maximum performance level opportunity. The scale to be applied to each metric is a sliding scale and generally works as follows:

Metric Performance Achievement	Performance Shares Payout (as % of target award)
Below Minimum	-0-
Minimum	50%
Target	100%
Maximum (and above)	200%

The three performance metrics associated with the Performance Shares granted to our Named Executive Officers in 2015 are: (i) net revenue growth; (ii) EBITDA growth; and (iii) customer service score. Each of the performance metrics is measured over the three full fiscal years following the date of grant and each performance metric represents one-third (1/3) of the shares potentially payable on settlement of the Performance Shares. These are the same performance metrics and value allocations as utilized with our prior grants of Performance Shares in recent years, although the specific target performance levels for the Performance Shares granted in 2015 have been updated to reflect the Company’s current budget and future outlook for the three-year measurement period commencing on January 1, 2016 and running through December 31, 2018. The achievement level of each Performance Share metric will determine the final payout of shares under the award at the end of the measurement period. All three metrics must be satisfied at a maximum performance level for the maximum payment of 200% to be earned. If none of the three performance metrics achieves the minimum performance level, then no shares will be earned and awarded. Achievement between the payout points shown in the table above will be interpolated on a linear basis.

The Compensation Committee set specific targets for the three Performance Share metrics, as well as the minimum levels required to receive any share payout and the levels that would earn a maximum payout. The Compensation Committee determined the minimum, target and maximum levels of net revenue growth and EBITDA growth after considering comparable historical and current budgeted revenue and operating income. In setting the customer service score metric, the Compensation Committee also considered historical performance, as well as the Company’s goals and expectations with respect to the next three years. The Compensation Committee has determined that the performance metrics were all sufficiently challenging to incentivize performance. The minimum performance levels generally require average performance and are expected to be achieved. The target performance levels are intended to be reasonably achievable and require a higher or above average performance and the maximum performance levels require extraordinary performance.

Following the Compensation Committee’s review of our executive compensation in the fourth quarter of 2015, including consideration of the competitive pay practices data analyzed in the 2015 Executive Compensation Review, the Compensation Committee approved the following new target valuations for the equity compensation awards to our Named Executive Officers: for Mr. Smith $3,500,000; for Mr. Boyd $1,000,000; for Mr. Boughner $500,000, for service through his expected mid-2016 retirement; for Mr. Hirsberg $800,000; and for Mr. Larson $700,000. The number of shares of common stock underlying each component of the award was based on a share price of $16.50 per share, which price was derived from the 20-day moving average of the Company’s stock price. The Compensation Committee believes that these current equity compensation target award values are appropriate to ensure that our Named Executive Officers are adequately compensated, are in line with current market practices and remain consistent with our overall pay philosophy of targeting the 50th percentile of our peer group.

The number of stock options, RSUs and Performance Shares awarded to each Named Executive Officer is set forth below in the “Grants of Plan-Based Awards Table (2015).” These figures represent grant date values calculated in accordance with SEC requirements, which likely differ from the ultimate value upon vesting, if and when it occurs, as a result of fluctuations in our stock price and, in the case of Performance Shares, the extent we achieve, if at all, our multi-year performance goals.

Our Compensation Committee grants equity awards pursuant to its policy of making such grants, if at all, on the fifth business day following our release of earnings for the third quarter of each year, except in the case of our non-employee directors, new hires or other special situations. In addition, our Compensation Committee adopted a policy in 2006 regarding our Career Shares Program, which is discussed below, that provides for the annual grant of RSUs under our Stock Incentive Plan on January 2 of each year or, if January 2 is not a business day, then the next business day. During 2015, the equity compensation awards granted by the Compensation Committee were consistent with these policies.

Our Compensation Committee continues to review our long-term compensation policy, in connection with the assessment of our overall compensation program, to determine whether other modifications to the policy are warranted. However, it is anticipated that the Compensation Committee will continue the practice of granting equity awards to our Named Executive Officers in 2016 as long-term compensation.

Performance Shares Vesting.    In 2012, the Compensation Committee approved the award of Performance Shares to each of our Named Executive Officers. Consistent with the grant of Performance Shares in 2011, the three performance metrics associated with the Performance Shares granted in 2012 were: (i) net revenue growth; (ii) EBITDA growth; and (iii) customer service score, with each metric representing one-third of the total Performance Share award. Performance under these awards is measured over a three-year period commencing on January 1, 2013 and continuing through December 31, 2015. As detailed below, for each of our Named Executive Officers, the Compensation Committee determined that the Performance Shares were earned at approximately 59% of the target award level, in the aggregate, based on the achievement of the following performance levels for each of the three metrics.

Net Revenue Growth:    The first metric, “net revenue growth,” is generally defined as the compound annual growth rate (or “CAGR”) of total revenue for all of the Company’s wholly-owned properties less (i) promotional expenses and (ii) certain other non-operations derived income or losses. Net revenue growth utilizes the final audited results for 2012 as the applicable baseline. For purposes of the 2012 Performance Shares, the applicable performance and payout scale were as follows:

	3 Year CAGR	Payout
Threshold	8.75%	50%
Target	10.00%	100%
Maximum	12.50%	200%

Note: Performance achievement between minimum (or threshold) and target and between target and maximum is prorated on a straight line basis. For every two and one-half (2.5) basis points below target, payout to our Named Executive Officers is reduced by one (1) percentage point. For every two and one-half (2.5) basis point above target, payout will be increased one (1) percentage point. Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout.

Our actual performance over the measurement period was a CAGR of 6.61%. Because this CAGR failed to achieve the required threshold performance level, no award payout was earned by our Named Executive Officers under this criterion.

EBITDA Growth: The second performance metric “EBITDA growth” is defined as the CAGR of EBITDA for all of the Company’s wholly-owned properties less certain corporate expenses. EBITDA growth utilizes the final audited results for 2012 as the applicable baseline. For purposes of the 2012 Performance Shares, the applicable performance and payout scale were as follows:

	3 Year CAGR	Payout
Threshold	15.00%	50%
Target	17.50%	100%
Maximum	22.50%	200%

Note: Performance achievement between minimum (or threshold) and target and between target and maximum is prorated on a straight line basis. As such, for every five (5) basis points below target, payout to our Named Executive Officers will be reduced by one (1) percentage point. For every five (5) basis points above target, payout will be increased one (1) percentage point. Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout.

For our EBITDA Growth metric, our actual performance over the measurement period was a CAGR of 16.32%, which exceeded the threshold performance level. As a result, the Compensation Committee approved a payout of 76.4% of each of our Named Executive Officers’ target award opportunity attributable to this criterion.

Customer Service Score:    The third performance metric “Customer Service Score” is determined based on the simple blended three-year average score across the following customer categories: (i) overall satisfaction; (ii) intent to return; and (iii) intent to recommend. The customer survey was conducted by an independent third-party, utilizing a 6-point scale. For purposes of the 2012 Performance Shares, the performance and payout scale were as follows:

	3 Year Avg. score	Payout
Threshold	5.35	50%
Target	5.40	100%
Maximum	5.45	200%

Note: Performance achievement between minimum (or threshold) and target and between target and maximum is prorated on a straight line basis. For every one-hundredth of a point (0.01) below target, payout to our Named Executive Officers is reduced by ten (10) percentage points. For every one-hundredth of a point (0.01) above target, payout will be increased twenty (20) percentage points. For all goals, Performance below threshold will result in no payout. Performance above maximum will payout at maximum payout. Additionally, if our third-party vendor and/or scale system changes during the performance period, all scores would be adjusted to such new scale or system.

For our Customer Service Score metric, our actual performance over the measurement period was 5.4, which equaled our target performance level. As a result, the Compensation Committee approved a payout of 100% of each of our Named Executive Officers’ target award opportunity attributable to this criterion.

Performance Share vesting for each of our Named Executive Officers, based on the Compensation Committee’s determination of the Company’s achievement of the specific performance metrics for the three-year period ended December 31, 2015, is reflected below in the “Option Exercises and Stock Vested Table (2015).”

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and to reward long-service executives. Our Career Shares Program was adopted by the Compensation Committee on December 7, 2006 and amended on October 25, 2010. The Career Shares Program provides for the grant of RSUs (“Career RSUs”) under our Stock Incentive Plan to members of our senior management, including members of our Management Committee and each of our Named Executive Officers. Each Career RSU is analogous to one share of restricted common stock, except that Career RSUs do not have any voting rights and do not entitle the holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary is credited to his or her career shares account annually. Each January 2, or, if January 2 is not a business day, then the next business day, Career RSUs are awarded to members of our Management Committee in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. Career RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. Consistent with this policy and the Career Shares Program, on January 4, 2016, Career RSUs were granted to all of our currently serving Named Executive Officers, as well as to the other members of the Management Committee and our senior management team.

Upon becoming eligible to receive a grant of Career RSUs, participants generally will have their initial award prorated based on the number of full months served in a career shares eligible position during the preceding year. For example, if someone becomes eligible on July 15 they would receive 5/12 of the product of their year-end salary and their Career RSUs percentage on the next grant date, since they had served for five full months during the preceding year. If a participant becomes career shares eligible during the last quarter of the year, however, no Career RSUs will be awarded on the next grant date.

Payouts are made at retirement, at which time participants receive one share of our common stock for each vested Career RSU held in their respective career share account, less any applicable taxes. To receive any payout under the Career Shares Program, as amended, participants must be at least 55 years old and must have been continually employed by the Company for a minimum of 10 years. Retirement after 10 years of service will entitle a participant to fifty percent (50%) of his or her career shares account. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. The Compensation Committee may credit participants with additional years of service in its discretion. During 2015, the Compensation Committee did not utilize this discretion. Additionally, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment of a Career RSU generally must be delayed for at least six months following the date of retirement.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines discussed below.

Other Bonus Payments

In 2015, a special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us in 2003. Mr. Boyd has received this special bonus payment each year since 2003 and we expect that the Compensation Committee will continue to extend the $250,000 special bonus to Mr. Boyd in 2016.

Our Policy on Perquisites

We provide our Named Executive Officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), for such use and are required to advance to us an amount sufficient to cover certain out-of-pocket costs directly attributed to such use. These out-of-pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2015 that is attributable to any Named Executive Officer, net of amounts advanced to us by the applicable executive as discussed above, is reflected in the “Summary Compensation Table (2015).” We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We provide Mr. Boyd with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2015 in the “Summary Compensation Table (2015).” We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

In addition, we provide a country club membership for Mr. Boyd, which is used for both business and personal purposes. The amount of all unreimbursed costs related to this membership for 2015 is reported as other compensation for Mr. Boyd in the “Summary Compensation Table (2015).”

Our employee and non-employee directors, along with members of our Management Committee, are eligible to participate in the Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. See the “Summary Compensation Table (2015)” for the amount of medical premiums or related reimbursements paid on behalf of the Named Executive Officers during 2015 and for the amount of the applicable premiums paid for such additional life insurance coverage during 2015.

Our senior management members, including our Named Executive Officers, also are eligible to participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan, medical, vision and dental insurance and paid time-off plan. In addition, our senior management members are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

As we noted above, we believe that ownership in the Company by our executive management team, including our Named Executive Officers, is an important incentivizing tool that fosters the management of the Company in its long-term best interests for the benefit of all of our stockholders. Our Compensation Committee initially adopted stock ownership guidelines in 2006 for certain key executives, which were amended in October 2010, to now reflect our current stock ownership guidelines. The Compensation Committee believes that the guidelines, as they may be updated and revised from time to time, will continue to further the alignment between our executive team and stockholders. Pursuant to the current stock ownership guidelines, certain key executive officers, including our Named Executive Officers, are required to pursue ownership of an amount of our common stock based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Executive Chairman of the Board of Directors	5x
Chief Executive Officer	5x
Chief Operating Officer	4x
All Other Members of Management Committee	3x
Certain Other Members of Senior Management	1x-2x

A participant’s stock ownership level can include shares of our common stock represented by RSUs, including Career RSUs and Performance Shares (which are included at an assumed target performance level). The stock ownership guidelines also contain a mechanism to facilitate each participant’s ongoing progress towards achievement of the established stock ownership levels. For any participant who does not then meet their established stock ownership level, the guidelines mandate that 50% of the net shares, after accounting for tax withholding and any option exercise payments, resulting from the sale of stock options or the vesting of RSUs or Performance Shares must be retained by the executive until that individual has met his or her stock ownership level established by the guidelines.

Stock ownership guidelines are also applicable to the independent members of our board of directors, pursuant to certain amendments adopted by our Corporate Governance and Nominating Committee in 2011. The director stock ownership guidelines provide that each independent member of the board of directors will be required to hold stock in the Company at least equal to five (5) times the annual cash retainer received by such independent director. Each director shall have a three (3) year period, after joining the board of directors (or if later, the adoption of the guidelines), in which to accumulate the required level of stock ownership. For purposes of the required stock ownership levels under the guidelines, any deferred shares or RSUs shall be included in such calculation; however, pursuant to the amendments to the guidelines adopted in 2011, the Corporate Governance and Nominating Committee also determined that at least twenty five percent (25%) of the ownership goal must be achieved through direct ownership of shares, with a three (3) year period to achieve such direct ownership beginning in January 2012, using a rolling average stock price. The director stock ownership guidelines, like those applicable to our senior executives, serve as an incentivizing tool for the independent members of the board of directors to strategically guide and manage the Company in its long-term best interests for the benefit of all of our stockholders.

As of the record date for our Annual Meeting, each of our Named Executive Officers and each independent member of the board of directors has met the applicable stock ownership guideline requirements.

Post-Termination Compensation

In 2006, our Compensation Committee adopted our Change-in-Control Severance Plan (“CIC Plan”) to provide severance benefits for certain executive officers, including our Named Executive Officers, upon termination of employment in connection with a change in control. In addition, our CIC Plan provides for the acceleration of vesting of equity awards for our Named Executive Officers, and certain other executives, upon the occurrence of certain events. We believe that it is important to protect key executives who helped build our Company and who will be important in continuing the Company’s success through a change in control or similar event. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is intended to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the overall best interests of our stockholders. We did not modify our CIC Plan in 2015. We do not have individual written severance agreements with our executive officers, including our currently serving Named Executive Officers; however, we retain the discretion to negotiate individual arrangements as deemed appropriate.

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP are triggered in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, that the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate. For 2015, the only outstanding plan period under the 2000 MIP was for the short-term, annual incentive awards for 2015. There were no long-term cash incentive awards or award periods outstanding under the 2000 MIP during 2015.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (i) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (ii) the payment of an award for any other plan period (in which the participant is participating on the date of termination), reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant who has reached age 55 and has completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in our Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholder value in the event of a change in control.

CIC Plan.    Our Named Executive Officers are eligible to participate in our CIC Plan, which provides severance benefits upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within 24 months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person who directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board of directors ceasing to be continuing directors at any time within a 36-month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer and Executive Chairman of the Board of Directors), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer and Executive Chairman of the Board of Directors), or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses;

•	a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively, of the participant’s:

¡	annual salary in effect immediately prior to the occurrence of the change of control or, if greater, upon the occurrence of the qualifying termination; plus

¡

then-current target short-term bonus opportunity in effect immediately prior to the change of control or, if greater, the average of the participant’s actual short-term bonus for the three fiscal years immediately prior to the change in control or, if greater, the participant’s target short-term bonus opportunity in effect upon the qualifying termination;

•	an amount equal to the greater of:

¡	the participant’s then-current target short-term bonus opportunity established for the plan year in which the qualifying termination occurs; or

¡	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year; and

•

the amount of monthly premiums that would have been paid by the Company on behalf of the participant under the Company’s health insurance plan, or COBRA (for a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), plus an additional amount such that the participant effectively receives such premiums on a tax-free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive awards granted, including but not limited to stock options, stock appreciation rights, restricted stock, RSUs and Performance Shares, will become immediately vested in full upon a qualifying termination.

If the sum of the amounts to be received by the participant under the CIC Plan, plus all other payments or benefits that the participant has received or has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, that combined amount will be decreased by the smallest amount that will eliminate any such parachute payment. However, for Tier One Executives and Tier Two Executives only, if the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount will not be decreased, but rather will be increased by an amount sufficient to provide the participant, after taking into account all applicable federal, state and local taxes, a net amount equal to the excise tax imposed on the combined amount (as increased by any applicable tax gross-up) by Section 4999 of the Internal Revenue Code.

Deferred Compensation Plan.    Under the Boyd Gaming Corporation Deferred Compensation Plan effective as of January 1, 2005 (“Deferred Compensation Plan”), in which our Named Executive Officers are eligible to participate, Named Executive Officers may defer up to 25% of their base salary and up to 75% of their incentive compensation. We may make discretionary matching contributions or discretionary additions to a participant’s account; however, during 2015, we did not exercise such discretion. Upon a change in control (as defined in the Deferred Compensation Plan), the benefits under the Deferred Compensation Plan are immediately payable in a lump sum, subject to certain conditions and limitations set forth in Internal Revenue Code Section 409A and its related Treasury regulations. In addition, upon termination of employment prior to the age of 55 or death, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years; however, with respect to “specified employees” as defined in Internal Revenue Code Section 409A, any payment that is triggered by termination of employment must be delayed for at least six months following the date of termination. Prior to the Deferred Compensation Plan, we maintained a separate, prior deferred compensation plan, but that plan has been closed to new contributions from participants since the effective date of the current plan.

Equity Incentive Plans.    During 2015, the only equity incentive plan in which our Named Executive Officers participated was our Stock Incentive Plan. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, equity awards granted under each of our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination, provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of our Stock Incentive Plan, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards.

Under our Stock Incentive Plan, a “change in control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members cease, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of our Stock Incentive Plan, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

•

an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, but excluding an acquisition by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transaction that the Compensation Committee deems is not a corporate transaction.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the Stock Incentive Plan, vesting ceases upon termination of continuous service (defined as employment) for any reason, including death or disability, except as described below. Any unvested RSUs held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control or corporate transaction (each as defined in the RSU Agreement), any outstanding award will automatically become fully vested. Notwithstanding the foregoing, in the event of a grantee’s Retirement (defined below), the grantee may be entitled to additional vesting with respect to RSUs. With respect to “specified employees” as defined in Internal Revenue Code Section 409A, any payout of an RSU that is considered deferred compensation and that is triggered by termination of employment generally must be delayed for at least six months following the date of termination. “Retirement” means separation from service (including as a result of death or disability), other than for Cause (as defined in the RSU Agreement), after reaching age 55 and having at least 10 years of service to the Company. In the event of a Retirement, the grantee will be entitled to accelerated vesting as follows:

Age of Employee and Length of Service at time of Retirement	Acceleration of Vesting for Unvested RSUs
55 years of age and 10-14 years of service	RSUs otherwise scheduled to vest within the 12 months following the date of Retirement shall fully accelerate

55 years of age and 15-19 years of service	RSUs otherwise scheduled to vest within the 24 months following the date of Retirement shall fully accelerate

55 years of age and 20 or more years of service	RSUs otherwise scheduled to vest within the 36 months following the date of Retirement shall fully accelerate

Pursuant to the form of our performance share unit agreement (“Performance Share Agreement”) for the Stock Incentive Plan, vesting ceases upon termination of continuous service (defined as employment) for any reason, except as described below. Any unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our Performance Share Agreement, in the event of a change in control or corporate transaction (as defined in the Performance Share Agreement), any outstanding award will automatically become fully vested assuming achievement of the applicable performance metrics at target, provided that such change in control or corporate transaction effective date occurs prior to the applicable award determination date. Notwithstanding the foregoing, in the event of a grantee’s Retirement, a portion or all of the shares may be issuable following the performance period (as shortened for a change in control or corporate transaction), based on deemed length of service during the performance period. In the event of a Retirement, the grantee shall be deemed to have provided service for the number of days within the performance period for which the grantee actually provided service, plus a credited number of days equal to 365 (after 10 years of service), 730 (after 15 years of service), and 1095 (after 20 years of service). The resulting number of days will be divided by the number of days in the performance period (with the resulting ratio never exceeding one), and the ratio will be multiplied by the number of shares that would be issued based on actual performance, or in the event of a change in control or corporate transaction, target performance.

In 2006, the Compensation Committee initially adopted provisions that provided certain “long service” employees with automatic vesting acceleration and an extended exercise period with respect to stock options upon termination (other than for cause). In February 2013, the Compensation Committee approved an update to our “long service” employee vesting acceleration and extended exercise period schedule for stock option grants upon termination (other than for cause), the effect of which will be to update the length of service thresholds for accelerated vesting of stock options to match the schedule currently utilized with our RSU grants (as discussed above). As a result, options granted after February 2013, including the 2015 grant of stock options to our Named Executive Officers, are subject to the “long service” employee vesting acceleration and extended exercise period schedule set forth in the table below. Of our Named Executive Officers, William S. Boyd, Keith E. Smith, Robert L. Boughner, and Brian A. Larson currently qualify as “long service” employees.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 10-14 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 20 or more years of service	Options otherwise scheduled to vest within the 36 months following the date of termination shall fully accelerate	Up to 36 months following termination

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. During 2015, no such discretion was exercised with respect to our senior executive officers.

Succession Planning

Pursuant to the Company’s Corporate Governance Guidelines, all of the independent members of our board of directors are involved in the succession planning of the Company. Our independent directors participate annually in a review of the Company’s current succession plan. Additionally, the Company has engaged in the past, and continues to engage, the nationally recognized independent consulting firm Lee Hecht Harrison to assist and advise during this annual review, as well as on other matters related to succession planning.

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other three most highly compensated executive officers other than the chief financial officer. The Company has structured certain performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m); however, we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements if they were examined by the Internal Revenue Service.

The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

The performance factors for compensation intended to qualify as performance-based compensation pursuant to Section 162(m) must be approved by stockholders every five years.

Summary Compensation Table (2015)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2013, 2014, and 2015 by each of our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(2)	All Other Compensation ($)(5)	Total ($)
William S. Boyd	2015	1,040,000	250,000	(8)	1,121,727	243,965	1,358,500	165,389	4,179,581
Executive Chairman of	2014	1,020,000	250,000	(8)	924,570	181,936	823,650	137,654	3,337,809
the Board of Directors	2013	1,000,000	250,000	(8)	1,335,139	455,275	660,875	129,196	3,830,485

Keith E. Smith	2015	1,275,000	—		3,578,046	853,877	2,629,688	47,060	8,383,671
President and	2014	1,250,000	—		2,488,674	545,802	1,593,750	48,364	5,926,590
Chief Executive Officer	2013	1,100,000	—		2,527,090	1,011,718	940,775	16,813	5,596,396

Robert L. Boughner	2015	1,150,000	—		653,103	121,982	1,502,188	18,433	3,445,706
Executive Vice President and	2014	1,125,000	—		939,567	181,936	908,438	19,088	3,174,029
Chief Business Development Officer(6)	2013	1,100,000	—		1,384,135	455,275	726,963	147,687	3,814,060

Josh Hirsberg	2015	535,000	—		849,231	195,174	551,719	18,433	2,149,557
Executive Vice President, Treasurer	2014	495,000	—		614,939	127,355	315,563	16,900	1,569,757
and Chief Financial Officer(7)	2013	485,000	—		544,709	190,385	226,253	12,328	1,458,675

Brian A. Larson	2015	500,000	—		749,326	170,774	515,625	21,217	1,956,942
Executive Vice President, Secretary	2014	475,000	—		573,206	118,256	302,813	23,548	1,492,823
and General Counsel

(1)	Includes amounts deferred, to the extent of such individual’s participation, pursuant to our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)	For the year ended December 31, 2015, the Compensation Committee approved the payment of a short-term bonus under the 2000 MIP. For a discussion regarding the 2015 bonus payments, see “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(3)	Reflects the grant date fair value as determined in accordance with Accounting Standards Codification 718 (“ASC 718”) for the fiscal years ended December 31, 2013, 2014, and 2015 respectively, of awards to each of the Named Executive Officers granted in such years pursuant to our Stock Incentive Plan. The grant date fair value for awards is measured based on the fair market value of our common stock on the date of grant, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans,” for the fiscal years ended December 31, 2013, 2014, and 2015, included in our Annual Reports on Form 10-K filed with the SEC on, March 14, 2014, February 27, 2015, and February 25, 2016 respectively. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	Includes RSUs (including Career RSUs) and Performance Shares. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. With respect to the Performances Shares, the amounts reported in the table assume that the performance metrics were all achieved at the target performance levels. If the performance metrics were all achieved at maximum performance, the Grant Date Fair Value of the Performance Shares awarded to each of our Named Executive Officers in 2015 would be: to Mr. Boyd $968,750; to Mr. Smith, $3,390,526; to Mr. Boughner, $484,356; to Mr. Hirsberg, $774,984; and to Mr. Larson, $678,082. Notwithstanding the foregoing, the RSUs and the Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See—Compensation Discussion and Analysis—Equity Compensation.”

(5)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements(B)	Use of Corporate Aircraft and Corporate Car(C)	Other Benefits(D)
William S. Boyd	$3,975	$442	$34,024	$116,644	$10,304
Keith E. Smith	3,975	442	15,096	27,547	—
Robert L. Boughner	3,975	442	14,016	—	—
Josh Hirsberg	3,975	442	14,016	—	—
Brian A. Larson	3,975	442	16,800	—	—

(A)	Represents amounts we contributed pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents our Medical Expense Reimbursement Plan, which includes plan premiums, company sponsored health care plan premiums and amounts received as reimbursements under this plan.
(C)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amounts reported for Mr. Boyd for 2015, $3,232 is attributable to the use of a corporate car.
(D)	Represents country club membership fees for Mr. Boyd.
(6)	On January 12, 2016, Mr. Boughner announced his upcoming retirement from the Company, anticipated in mid-2016. Mr. Boughner continues to serve as a member of the Company’s Board of Directors.
(7)	On January 13, 2016, Mr. Hirsberg was promoted to the position of Executive Vice President, Treasurer and Chief Financial Officer. Prior to his promotion, Mr. Hirsberg served as our Senior Vice President, Treasurer and Chief Financial Officer.
(8)	Amounts in this column represent a special bonus in the amount of $250,000 that was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated in December 2003.

Grants of Plan-Based Awards Table (2015)

The following table sets forth information regarding each grant of an award made under our incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2015.

Name	Award Type	Grant Date	Date of Compensation Committee Action(6)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards—Number of Shares or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Equity Awards ($)(8)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Boyd	Short-term bonus(1)	—	—	494,000	988,000	1,976,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/15	12/07/06	—	—	—	—	—	—	12,230	—	—	152,997
	Stock Options(3)	10/29/15	—	—	—	—	—	—	—	—	26,936	19.98	243,965
	RSU(4)	10/29/15	—	—	—	—	—	—	—	24,242	—	—	484,355
	Performance Shares(5)	10/29/15	—	—	—	—	12,122	24,243	48,486	—	—	—	484,375

Keith E. Smith	Short-term bonus(1)	—	—	956,250	1,912,500	3,825,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/15	12/07/06	—	—	—	—	—	—	14,988	—	—	187,500
	Stock Options (3)	10/29/15	—	—	—	—	—	—	—	—	94,276	19.98	853,877
	RSU(4)	10/29/15	—	—	—	—	—	—	—	84,849	—	—	1,695,283
	Performance Shares(5)	10/29/15	—	—	—	—	42,424	84,848	169,696	—	—	—	1,695,263

Robert L. Boughner	Short-term bonus(1)	—	—	546,250	1,092,500	2,185,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/15	12/07/06	—	—	—	—	—	—	13,489	—	—	168,747
	Stock Options(3)	10/29/15	—	—	—	—	—	—	—	—	13,468	19.98	121,982
	RSU(4)	10/29/15	—	—	—	—	—	—	—	12,121	—	—	242,178
	Performance Shares(5)	10/29/15	—	—	—	—	6,061	12,121	24,242	—	—	—	242,178

Josh Hirsberg	Short-term bonus(1)	—	—	200,625	401,250	802,500	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/15	12/07/06	—	—	—	—	—	—	5,935	—	—	74,247
	Stock Options(3)	10/29/15	—	—	—	—	—	—	—	—	21,549	19.98	195,174
	RSU(4)	10/29/15	—	—	—	—	—	—	—	19,394	—	—	387,492
	Performance Shares(5)	10/29/15	—	—	—	—	9,697	19,394	38,788	—	—	—	387,492

Brian A. Larson	Short-term bonus(1)	—	—	187,500	375,000	750,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/15	12/07/06	—	—	—	—	—	—	5,695	—	—	71,244
	Stock Options(3)	10/29/15	—	—	—	—	—	—	—	—	18,855	19.98	170,774
	RSU(4)	10/29/15	—	—	—	—	—	—	—	16,969	—	—	339,041
	Performance Shares(5)	10/29/15	—	—	—	—	8,485	16,969	33,938	—	—	—	339,041

(1)	Represents short-term (or annual) bonus for fiscal year 2015 under the 2000 MIP. The award amount is based upon our performance relative to the operating budget measured by our EBITDA, as approved by the board of directors. “Threshold” represents achieving a performance level that is 80% of the target operating budget amount; “Target” represents achieving between 95% and 105% of the target operating budget amount; and “Maximum” represents achieving 130% or more of the of the target operating budget amount. See “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(2)	Represents Career RSUs granted to the Named Executive Officers for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years old and must have been continually employed by us for a minimum of 10 years. Retirement after 10 years of service will entitle a grantee to fifty percent (50%) of his or her Career RSUs. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the grantee’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable. See “—Compensation Discussion and Analysis—Career Shares Program.”
(3)

Represents stock options granted under our Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2015 have a 10-year term and vest as to 33 1/3% of the shares of our common stock underlying the option grant per year on the first day of each successive 12-month period, commencing one year from the date of grant. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(4)	Represents RSUs granted under our Stock Incentive Plan. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers in 2015 vest in full upon the third anniversary of the grant date. The RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(5)	Represents Performance Shares granted under our Stock Incentive Plan. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(6)	Our Compensation Committee has adopted a policy of providing for the automatic grant of Career RSUs on January 2 of each calendar year (or, if January 2 is not a business day, then the next business day) based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. For more information see “—Compensation Discussion and Analysis—Career Shares Program.”
(7)	The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the date of determination.
(8)	Represents the aggregate ASC 718 value of awards made in 2015. With respect to the Performances Shares, the amounts reported in the table assume that the performance metrics were all achieved at the target performance level.

Outstanding Equity Awards at Fiscal Year-End Table (2015)

The following table sets forth information regarding unexercised stock options and unvested stock awards for each of our Named Executive Officers outstanding as of December 31, 2015.

	Option Awards					Stock Awards†
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(4)
William S. Boyd	305,000	—		39.00	11/02/2016	47,222	(6)	938,301
	195,000	—		38.11	12/06/2017	42,857	(7)	851,569
	76,531	—		5.22	11/08/2022	21,428	(8)	425,774
	51,021	25,510	(1)	9.86	11/07/2023	33,473	(9)	665,109
	11,158	22,315	(2)	11.57	12/10/2024	16,737	(10)	332,564
	—	26,936	(3)	19.98	10/29/2025	24,242	(11)	481,689
						12,122	(12)	240,854

Keith E. Smith	115,000	—		39.00	11/02/2016	67,222	(6)	1,335,701
	185,000	—		38.11	12/06/2017	95,238	(7)	1,892,379
	31,265	—		7.55	11/03/2019	47,619	(8)	946,190
	231,265	—		8.34	11/01/2020	100,418	(9)	1,995,306
	170,068	—		6.70	12/07/2021	50,209	(10)	997,653
	170,068	—		5.22	11/08/2022	84,849	(11)	1,685,950
	113,379	56,689	(1)	9.86	11/07/2023	42,424	(12)	842,965
	33,473	66,945	(2)	11.57	12/10/2024
	—	94,276	(3)	19.98	10/29/2025

Robert L. Boughner	115,000	—		39.00	11/02/2016	51,944	(6)	1,032,127
	130,000	—		39.78	11/07/2017	42,857	(7)	851,569
	—	25,510	(1)	9.86	11/07/2023	21,428	(8)	425,774
	11,158	22,315	(2)	11.57	12/10/2024	33,473	(9)	665,109
	—	13,468	(3)	19.98	10/29/2025	16,737	(10)	332,564
						12,121	(11)	240,844
						6,061	(12)	120,422

Josh Hirsberg	25,000	—		33.31	01/02/2018	46,536	(5)	924,670
	20,000	—		6.60	11/04/2018	16,250	(6)	322,888
	20,000	—		7.55	11/03/2019	18,000	(7)	357,660
	10,000	—		8.34	11/01/2020	9,000	(8)	178,830
	25,510	—		6.70	12/07/2021	23,431	(9)	465,574
	25,510	—		5.22	11/08/2022	11,716	(10)	232,787
	21,334	10,666	(1)	9.86	11/07/2023	19,394	(11)	385,359
	7,811	15,620	(2)	11.57	12/10/2024	9,697	(12)	192,679
	—	21,549	(3)	19.98	10/29/2025

Brian A. Larson	35,000	—		39.00	11/02/2016	15,417	(6)	306,336
	55,000	—		39.78	11/07/2017	21,428	(7)	425,774
	12,755	—		5.22	11/08/2022	10,714	(8)	212,887
	25,510	12,755	(1)	9.86	11/07/2023	21,757	(9)	432,312
	7,253	14,504	(2)	11.57	12/10/2024	10,879	(10)	216,156
	—	18,855	(3)	19.98	10/29/2025	16,969	(11)	337,174
						8,485	(12)	168,587

(†)	See also “Option Exercises and Stock Vested Table (2015)” for a discussion of certain Performance Shares that vested based on performance for the three-year period ended December 31, 2015.
(1)	These stock options were granted on November 7, 2013 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 7, 2014. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”
(2)	These stock options were granted on December 10, 2014, and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on December 10, 2015. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”
(3)	These stock options were granted on October 29, 2015, and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on October 29, 2016. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(4)	Pursuant to applicable SEC rules, represents the closing market price of our common stock on December 31, 2015, $19.87, multiplied by the aggregate number of Career RSUs, RSUs or Performance Shares, as applicable, held by the Named Executive Officer on such date.
(5)	Represents unvested Career RSUs granted to the Named Executive Officers for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. The Named Executive Officers whose Career RSUs were fully vested as of December 31, 2015 were Mr. Boyd, Mr. Smith, Mr. Boughner, and Mr. Larson. The actual market value of our common stock, if any, ultimately received upon the grantee’s termination of service in connection with such Career RSUs can only be determined upon the occurrence of such termination. See “—Compensation Discussion and Analysis—Career Shares Program.”
(6)	Represents RSUs granted under our Stock Incentive Plan on February 13, 2013. Each RSUs represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers vest in full upon the third anniversary of the grant date (February 13, 2016). Notwithstanding the foregoing, these RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(7)	Represents RSUs granted under our Stock Incentive Plan on November 7, 2013. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(8)	Represents Performance Shares granted under our Stock Incentive Plan on November 7, 2013. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. The amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(9)	Represents RSUs granted under our Stock Incentive Plan on December 10, 2014. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(10)	Represents Performance Shares granted under our Stock Incentive Plan on December 10, 2014. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. The amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(11)	Represents RSUs granted under our Stock Incentive Plan on October 29, 2015. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(12)	Represents Performance Shares granted under our Stock Incentive Plan on October 29, 2015. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. The amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”

Option Exercises and Stock Vested Table (2015)

The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each of our Named Executive Officers during the fiscal year ended December 31, 2015.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)(3)
William S. Boyd	369,281	2,413,704	80,373	1,471,816(4)
Keith E. Smith	200,000	1,876,740	300,298	5,384,073(5)
Robert L. Boughner	314,372	2,891,096	81,632	1,487,566(4)
Josh Hirsberg	—	—	22,715	439,619
Brian A. Larson	90,340	870,227	39,764	730,611(4)

(1)	Amounts in this column represent the number of Career RSUs and/or RSUs that vested during 2015 for the applicable Named Executive Officer, multiplied by the market price of the underlying shares of our common stock on the vesting date.
(2)	On November 8, 2012, our Named Executive Officers were granted Performance Shares under our Stock Incentive Plan, with vesting based on the Compensation Committee’s determination of the Company’s achievement of specific performance metrics for the three-year period ended December 31, 2015. On February 25, 2016, the Compensation Committee determined that performance metrics for this period had been achieved at a level resulting in payout of approximately 59% of the target award. The value realized is calculated by multiplying $16.36, the closing market price on February 25, 2016, the determination date, by the total number of shares that vested for each Named Executive Officer. See “—Compensation Discussion and Analysis—Equity Compensation, Performance Share Vesting.”
(3)	On November 8, 2015, RSUs granted to the Named Executive Officers under our Stock Incentive Plan on November 8, 2012 vested in full in accordance with the terms of their award agreements. Each RSU represents a contingent right to receive one share of our common stock. The value realized is calculated by multiplying the closing market price of our common stock on November 6, 2015, $21.12, the vesting date, by the total number of shares that vested.
(4)	Includes Career RSUs that were granted to the Named Executive Officers on January 2, 2015 for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time. Because Mr. Boyd, Mr. Boughner and Mr. Larson were at least 55 years old and had been employed by us for at least 20 years as of the January 2, 2015 grant date, they were each immediately 100% vested in the Career RSUs granted. As a result, the value realized is the closing market price on January 2, 2015, $12.51, the grant (and vesting) date, multiplied by the number of units. However, consistent with the terms of the Career Shares Program as described above, the Career RSUs of Mr. Boyd, Mr. Boughner and Mr. Larson will not convert into our common stock until the termination of each of their respective services with us. The value Mr. Boyd, Mr. Boughner, and Mr. Larson receive, if any, upon such conversion can only be determined at the time that each of their respective service with us terminates.
(5)	During 2015, Mr. Smith became fully vested in his Career RSUs in accordance with the provisions of our Career Shares Program. As a result, as of December 31, 2015, Mr. Smith had been granted an aggregate of 148,870 Career RSUs, representing an estimated market value $2,453,378 (at our closing stock price of $16.48 on the date of the vesting event). Consistent with the terms of the Career Shares Program, however, the Career RSUs of Mr. Smith will not convert into our common stock until his termination of service with the Company. The value Mr. Smith may receive, if any, upon such conversion can only be determined at the time that his service with us terminates.

Non-Qualified Deferred Compensation Table (2015)

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 25% of their base salary and up to 75% of their incentive compensation. We may make discretionary matching contributions or discretionary additions to a participant’s account; however, during 2015, we did not exercise such discretion. For an explanation on a participant’s potential distributions, see “—Compensation Discussion and Analysis—Deferred Compensation Plan.” Our Deferred Compensation Plan is a self-directed investment program containing investment features and funds that are substantially similar to the Company’s 401(k) program. The following table sets forth amounts deferred under our Deferred Compensation Plan, including our predecessor plan, for the year ended December 31, 2015:

Name	Executive Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Balance at Last FYE ($)
William S. Boyd	—	—	—
Keith E. Smith	—	(2,456)	461,658
Robert L. Boughner	—	(5,506)	688,500
Josh Hirsberg	—	—	—
Brian A. Larson	—	(2,231)	406,250

Potential Payments upon Termination or Change in Control (2015)

Under the terms of our 2000 MIP, CIC Plan and our equity incentive plans, including the individual award agreements under our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our currently serving Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our Named Executive Officers upon voluntary termination, involuntary termination—not for cause,—for cause, and—as a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2015 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $19.87 per share (the closing market price of our common stock on December 31, 2015, the last trading day in 2015);

•

For purposes of the short-term/annual awards under the 2000 MIP, (i) the Named Executive Officers have earned their target awards and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, and (ii) except as otherwise stated herein each Named Executive Officer has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, RSUs, Performance Shares and Career RSUs held by the executives (treating as unvested those Performance Shares that vested and settled based on the Compensation Committee’s subsequent determination of 2015 performance) is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the applicable award agreements, terms of the CIC Plan or pursuant to “long service” benefits);

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of RSUs, Performance Shares and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination; and

•	Any vested Career RSUs held by the executives are immediately resold at the assumed price per share of our common stock on the date of termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination				Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
William S. Boyd
CIC Plan	—	—	—	9,940,955		—
Short-term/Annual Bonus (2000 MIP)	988,000	988,000	988,000	988,000	(1)	988,000
Unvested and Accelerated Awards Under Equity Incentive Plans	9,010,838	9,010,838	2,783,648	9,010,838		9,010,838
Total	9,998,838	9,998,838	3,771,648	19,939,794		9,998,838

Keith E. Smith
CIC Plan	—	—	—	17,529,351		—
Short-term/Annual Bonus (2000 MIP)	1,912,500	1,912,500	1,912,500	1,912,500	(1)	1,912,500
Unvested and Accelerated Awards Under Equity Incentive Plans	18,456,476	18,456,476	2,958,047	18,456,476		18,456,476
Total	20,368,976	20,368,976	4,870,547	37,898,327		20,368,976

Robert L. Boughner
CIC Plan	—	—	—	7,195,464		—
Short-term/Annual Bonus (2000 MIP)	1,092,500	1,092,500	1,092,500	1,092,500	(1)	1,092,500
Unvested and Accelerated Awards Under Equity Incentive Plans	8,806,138	8,806,138	2,966,829	8,806,138		8,806,138
Total	9,898,638	9,898,638	4,059,329	17,094,102		9,898,638

Josh Hirsberg
CIC Plan	—	—	—	4,115,370		—
Short-term/Annual Bonus (2000 MIP)	—	—	—	401,250	(2)	401,250
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	4,185,019		—
Total	—	—	—	8,701,634		401,250

Brian A. Larson
CIC Plan	—	—	—	3,306,383		—
Short-term/Annual Bonus (2000 MIP)	375,000	375,000	375,000	375,000	(1)	375,000
Unvested and Accelerated Awards Under Equity Incentive Plans	4,547,293	4,547,293	1,176,602	4,547,293		4,547,293
Total	4,922,293	4,922,293	1,551,602	8,228,676		4,922,293

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

Director Compensation Table (2015)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2015.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Richard E. Flaherty	105,000	145,005	17,311	267,316
Peter M. Thomas	104,833	145,005	11,016	260,854
Billy G. McCoy	106,667	145,005	5,508	257,180
Christine J. Spadafor	91,500	145,005	5,508	242,013
Veronica J. Wilson	95,000	145,005	—	240,005
Paul W. Whetsell	72,252	145,005	6,426	223,683
John R. Bailey	69,919	145,005	6,426	221,350
Thomas V. Girardi (6)	32,500	—	—	32,500

(1)	Marianne Boyd Johnson and William R. Boyd each serves as a member of our board of directors and also both serve as our executive officers. Neither Ms. Johnson nor Mr. Boyd receives any compensation (including board or committee fees, stock options or otherwise) for serving as a member of our board of directors, but they are compensated for serving as an executive officer. For more information, see “Transactions with Related Persons.”
(2)	Represents the amount of cash compensation earned in 2015 for service on our board of directors and committees of our board of directors, as applicable. The independent members of our board of directors approved the conversion to a fixed monthly director fee retainer payment beginning in 2012 in lieu of director fee payments based on attendance at board or committee meetings, which had been our previous historical practice. The annual board and committee retainers utilized in 2015 were unchanged from their 2014 levels. This annual retainer component in 2015 was $73,000. Each independent director’s monthly retainer was then specifically established based on committee memberships, anticipated meeting frequency and committee chair or lead director positions held during the year. Fixed annual committee retainers were then established at $14,000 for the Audit Committee, $8,000 for the Compensation Committee and $4,500 for the Corporate Governance and Nominating Committee. The Chairman of the Audit Committee received an additional annual fee of $15,000 for his added responsibilities. The Chairman of each of the Compensation Committee received an additional annual fee of $12,000 and the Corporate Governance and Nominating Committee received an additional annual fee of $7,500, for their added responsibilities. In addition, our Presiding Director received an additional annual fee in the amount of $25,000 for serving in such position.
(3)	These amounts reflect the grant date fair value, as determined in accordance with ASC 718, of awards pursuant to our Stock Incentive Plan. The grant date fair value for awards is measured based on the fair market value of our common stock on the date of grant, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 11, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	On April 16, 2015, we awarded each non-employee director RSUs in the amount of 10,773 shares, each fully vested upon grant and to be paid in shares of our common stock upon cessation of service on the board of directors. The RSUs do not contain voting rights and are not entitled to dividends. As of December 31, 2015, each of our current non-employee directors had outstanding RSUs entitling them to the following number of shares of our common stock upon retirement from the board:

Name	Aggregate Number of Shares Underlying RSUs (#)
Peter M. Thomas	90,483
Billy G. McCoy	90,483
Veronica J. Wilson	90,483
Christine J. Spadafor	79,202
Richard E. Flaherty	46,656
John R. Bailey	10,773
Paul W. Whetsell	10,773

(5)	Each of our non-employee directors is eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts in this column represent amounts paid in the form of plan premiums and/or received as reimbursement under this plan for the fiscal year ended December 31, 2015. Ms. Wilson and Mr. Girardi did not participate in the Medical Expense Reimbursement Plan in fiscal year 2015.
(6)	Thomas V. Girardi served as a director of the Company during a portion of our fiscal year 2015. Mr. Girardi retired from the board of directors at the conclusion of his then-current term at the 2015 Annual Meeting of Stockholders.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation and Stock Option Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation and Stock Option Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Peter M. Thomas, Chairman
Billy G. McCoy
Veronica J. Wilson
Paul W. Whetsell
Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2015.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

During the course of 2015, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2016. The Audit Committee was kept apprised of the progress of the 2015 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

Richard E. Flaherty, Chairman
Christine J. Spadafor
Peter M. Thomas
Veronica J. Wilson
Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

The authorized number of directors is currently fixed at twelve, as set by the board of directors pursuant to our Amended and Restated Bylaws. General Billy G. McCoy turned 75 years of age during his current term as a director and therefore, pursuant to our Corporate Governance Guidelines, is not eligible to be nominated for re-election at the Annual Meeting. The Corporate Governance and Nominating Committee determined not to nominate General McCoy as a director on this basis, and the Company’s board of directors has determined to fix the authorized number of directors at eleven, effective upon the election of directors at the Annual Meeting. Other than General McCoy, each of our directors is being nominated for re-election, to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

As noted above, General McCoy is retiring from the board at the end of his current term at the 2016 Annual Meeting. He has served on the board of directors of the Company since 1997. The Company and the board of directors wish to acknowledge and extend their sincere thanks to General McCoy for his almost two decades of counsel, dedication and tireless service to the Company.

Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the eleven persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The eleven nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership(1)
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Stock Option Committee
John R. Bailey	55	Director	2015		✓
Robert L. Boughner	63	Executive Vice President, Chief Business Development Officer and Director	1996
William R. Boyd	56	Vice President and Director	1992
William S. Boyd	84	Executive Chairman of the Board of Directors	1988
Richard E. Flaherty	71	Director	2011	Chair	✓
Marianne Boyd Johnson	57	Vice Chairman of the Board of Directors and Executive Vice President	1990
Keith E. Smith	55	President, Chief Executive Officer and Director	2005
Christine J. Spadafor	60	Director	2009	✓	✓
Peter M. Thomas	66	Director	2004	✓		Chair
Paul W. Whetsell	65	Director	2015			✓
Veronica J. Wilson	64	Director	2003	✓		✓

(1)	General Billy G. McCoy will continue to serve as the Chairman of the Corporate Governance and Nominating Committee and as a member of the Compensation and Stock Option Committee until the election of directors at the Annual Meeting.

John R. Bailey has served as a director of the Company since January 2015. Mr. Bailey is managing partner of Bailey Kennedy, a Las Vegas law firm. Mr. Bailey has more than 30 years of legal experience, with a particular focus on business practices, commercial corporate litigation, healthcare law and gaming law. Prior to founding his law firm in 2001, Mr. Bailey was an associate and shareholder with Lionel Sawyer & Collins, Nevada’s largest law firm at that time. Mr. Bailey has served in board positions with a wide range of regulatory and community organizations over the last 15 years, including as Chairman of the Nevada State Athletic Commission, Chairman of the Nevada State Bar Moral Character and Fitness Committee, Chairman of the Governing Board of the Andre Agassi College Preparatory Academy, and a Director of the Council for a Better Nevada and the Las Vegas Global Economic Alliance. He also previously served on the Board of Directors of SHFL Entertainment, Inc., a publicly traded company.

Robert L. Boughner has served as a director of the Company since April 1996 and has more than 25 years of senior management experience with the Company. Mr. Boughner announced that he will retire, effective summer 2016, from serving as the Company’s Executive Vice President and Chief Business Development Officer, a position he has held since December 2009. Mr. Boughner continues to serve as a member of the Company’s board of directors. Additionally, from January 2009 through November 2012, Mr. Boughner served as the President and Chief Operating Officer of Marina District Development Company, LLC (“MDDC”), the limited liability company formed as part of a 50-50 joint venture with MGM Resorts International. MDDC owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. He also served as President and Chief Executive Officer of our Echelon Place project, from July 2005 through the sale of the project in March 2013. Mr. Boughner had held the position of Chief Executive Officer of MDDC from January 1999 through June 2006. Prior to his initial service with MDDC, Mr. Boughner had served as Chief Operating Officer and Senior Executive Vice President of the Company, from April 1990 and May 1998, respectively, through October 2001. He is active in civic and industry affairs. Mr. Boughner currently serves on the board of directors of Southwest Gas Corporation and has previously served on the board of directors of the Bank of Nevada.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada and is Chairman of Borgata’s charitable Heart and Soul Foundation. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, both of whom are directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Mr. Boyd has served as the Executive Chairman of the Board of Directors of the Company since January 2008, and he previously held the position of Chief Executive Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974, he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and the President Emeritus of the National Center for Responsible Gaming. Mr. Boyd is also a member of the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, both of whom are directors and officers of the Company.

Richard E. Flaherty has served as a director of the Company since October 2011. From September 2008 until retiring in July 2010, Dr. Flaherty served as the Dean of the Eberhardt School of Business at the University of the Pacific, in Stockton, California. Prior to that, he had served as Dean of the College of Business and Professor of Accounting at the University of Nevada, Las Vegas (“UNLV”) for eight years, and before joining UNLV, Dr. Flaherty was on the faculty at Arizona State University for approximately twenty-one years. He was also previously on the faculties of the University of Illinois and Oklahoma State University, and served for almost two years as a research associate at the Financial Accounting Standards Board. He has published articles on financial accounting theory and practice in several journals and co-authored an intermediate accounting textbook through six editions.

Marianne Boyd Johnson has served as Vice Chairman of the Board of Directors since February 2001 and has been a director since September 1990. Ms. Johnson has served as Executive Vice President of the Company since January 2008. She also serves as chief diversity officer of the Company. Ms. Johnson previously held the position of Senior Vice President of the Company from December 2001 through December 2007; and prior to being elected Senior Vice President, she had served as Vice President of the Company since September 1997. From 1976 until September 1990, she held a variety of operations positions with the Company. Ms. Johnson also serves on the board of directors of Western Alliance Bancorporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, both of whom are directors and officers of the Company.

Keith E. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Mr. Smith served as the Chief Operating Officer of the Company from October 2001 through December 2007, and prior to being appointed President, Mr. Smith had served as the Company’s Executive Vice President since May 1998. He joined the Company in September 1990. Mr. Smith served as a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2009 through 2014, including having been appointed to serve as its Chairman from January 2012 through December 2014. In 2005, Mr. Smith was appointed to the Board of the Nevada Resort Association and served as Chairman from December 2008 until December 2012. Mr. Smith is also a member of the board of directors of the American Gaming Association, having served as its Chairman in 2010 and 2011. He served as the Vice Chairman of the Las Vegas Convention and Visitors Authority from January 2006 to July 2011. Mr. Smith is currently a member of the board of directors of Sky West, Inc. (“Sky West”), and serves on the Audit Committee and as Chair of the Compensation and Stock Option Committee of Sky West.

Christine J. Spadafor has served as a member of our board of directors since May 2009. Ms. Spadafor is President and Chief Executive Officer of SpadaforClay Group, Inc. (“SpadaforClay”), a global consulting firm she founded in 2004. SpadaforClay provides management consulting on strategy and operational issues for small and mid-cap companies. Prior to her current firm, for nearly a decade, she was a principal or partner with three global management consulting firms, including The Boston Consulting Group. Ms. Spadafor is a licensed attorney, a registered nurse and a published author. She has been involved with several non-profit organizations, including service in non-profit board and executive leadership capacities. For nearly 10 years, she served as Chief Executive Officer of St. Jude’s Ranch for Children, a non-profit organization that provides services to abused and homeless children. In 2008, Ms. Spadafor was recognized by Direct Women in conjunction with the American Bar Association as one of the nation’s top 20 female attorneys with outstanding business expertise. Also, Ms. Spadafor is currently a Visiting Executive lecturer in the MBA program at Dartmouth’s Tuck School of Business.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the board of directors of the Company, and he served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Director of Thomas & Mack Co. LLC, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas was the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member from 1994 through 2006. Mr. Thomas has been a member of the board of directors of City National Bank since April 2003 and was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Paul W. Whetsell has served as a director of the Company since January 2015. Since March 2015, Mr. Whetsell has served as the Vice Chairman of Loews Hotels Holding Corporation, and prior to his current position with Loews, he had served as its President and CEO since January 2012. From 2006 through the present, Mr. Whetsell is the president and chief executive officer of Capstar Hotel Company. From August 1998 until May 2006, Mr. Whetsell served as the Chairman and CEO of Meristar Hospitality Corporation, and as the Chairman of Interstate Hotels and Resorts, Inc. (“Interstate”) from August 1998 until March 2009. From August 1998 until October 2003, he also served as the CEO of Interstate and its predecessor. He also serves on the board of NVR, Inc., a publicly traded company, and the Cystic Fibrosis Foundation. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council, and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

Veronica J. Wilson has served as a director of the Company since October 2003. In October 2015, Ms. Wilson joined Hero School Initiatives, a non-profit organization that serves the homeless, in the role as its Executive Director. From November 2009 until June 2014, Ms. Wilson served as the Executive Director of the Blind Center of Nevada, an organization that assists people with visual impairments. From June 2014 until December 2014, she served as consultant for the Blind Center. Prior to her role as Executive Director, she had served as that organization’s President and Chief Executive Officer since September 2000. In addition, from July 1993 through March 2002, Ms. Wilson had served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson has served as a committee member on the Nevada State Rehabilitation Council, Chairman of the Aging and Disability Resource Center Advisory Board and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of 10 meetings during 2015. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee held 16, 5 and 4 meetings during 2015, respectively. Each of our current directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the current members of the board of directors attended the 2015 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte and Touche, LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and California Hotel and Casino, our predecessor, since 1981, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2016.

In the event that the stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to stockholders for ratification.

A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2015 and 2014.

	2015	2014
Audit Fees(1)	$2,203,000	$3,318,000
Audit-Related Fees(2)	259,000	443,000
Tax Fees(3)	133,000	195,000
All Other Fees	—	—

Total	$2,595,000	$3,956,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting, including professional services relating to our equity and debt offerings.
(2)	Audit-related fees consist primarily of services provided in connection with our regulatory audits, consulting on technical accounting matters and certain other audit-related consultation services.
(3)	Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including services provided in connection with certain federal and state tax matters, cost segregation services, transaction support and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2015 were in compliance with our policy relating to the pre-approval of services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL 3—Reapproval of the 2000 Executive Management Incentive Plan.

The Company’s stockholders are being asked to reapprove the Boyd Gaming Corporation 2000 Executive Management Incentive Plan (“2000 MIP”). Our stockholders last reapproved the 2000 MIP in 2011. Section 162(m) of the Internal Revenue Code requires that the 2000 MIP be submitted to the Company’s stockholders at least every five years for approval, which is the purpose of this Proposal.

The 2000 MIP provides the Company’s key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

Background and Reasons for Proposal

The 2000 MIP is a performance-based bonus plan pursuant to which the Company rewards management for achieving certain performance objectives. Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our three other most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) may be limited to the extent that such compensation exceeds $1 million in any one year. However, the Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). The 2000 MIP is designed to enable the Company to make awards thereunder that are designed to qualify as performance-based compensation eligible for a federal income tax deduction for the payment of incentive bonuses to its executive officers. The Company also intends to continue to operate other bonus arrangements for the compensation of these executive officers and for compensation of those executive officers for whom Section 162(m) is not an issue. If the Company’s stockholders do not reapprove the 2000 MIP, we will not be able to make future awards under the 2000 MIP to individuals subject to the limitations of Section 162(m). In any event, we will reserve the right to pay compensation under other arrangements, which may not be eligible for deductibility under Section 162(m).

Description of the 2000 MIP

The following paragraphs provide a summary of the principal features of the 2000 MIP and its operation. The 2000 MIP is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose of the 2000 MIP

The 2000 MIP is intended to increase stockholder value and the success of the Company by motivating key employees to perform to the best of their abilities and to achieve the Company’s objectives.

Administration of the 2000 MIP

The 2000 MIP will continue to be administered by the Compensation Committee.

Eligibility to Receive Awards

All officers and key employees of the Company or any subsidiary of the Company are eligible to participate in the 2000 MIP. Participation in the 2000 MIP by any particular officer or employee is determined annually in the sole discretion of the Compensation Committee. In selecting participants for the 2000 MIP, the Compensation Committee will choose officers and employees of the Company or any subsidiary of the Company who are likely to have a significant impact on Company performance. In keeping with recent practice, for the fiscal year 2016 performance period, there are nine participants in the 2000 MIP, which participants comprise our Management Committee. Future participation will be in the sole discretion of the Compensation Committee, but it currently is expected that, with the retirement of Mr. Boughner, eight officers and employees, consisting of the members of our Management Committee will initially participate thereafter.

Target Awards and Performance Goals

The 2000 MIP will pay awards based on a plan period which consists of either a single plan year (or portion thereof) or two or more consecutive fiscal years of the Company, known as a plan cycle. For each plan period (or portion of a plan period), the Compensation Committee will establish in writing: (i) a target award for each participant, (ii) the performance goals which must be achieved in order for the participant to be paid the target award, and (iii) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals. Each participant’s target award will be determined by the Compensation Committee in its sole discretion. There are several performance measures which the Compensation Committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on assets, return on capital, return on stockholders’ equity, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, as compared to any incremental increase, or as compared to results of a peer group. The Compensation Committee may set performance goals that differ from participant to participant. For example, the Compensation Committee may choose performance goals that apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

For fiscal year 2016, the Compensation Committee has established that payments under the 2000 MIP, if any, will be based on the Company’s performance relative to the operating budget for 2016, measured by EBITDA (earnings before interest, taxes, depreciation and amortization), as approved by the board of directors. The potential award payout levels vary based on the actual achievement relative to that 2016 budgeted figure. Minimum award payouts are earned at a performance level of 80% of the approved budget, resulting in a payout award potential of 50% of the officer’s target bonus amount. Target award payouts are earned at a performance level between 95% and 105% of budget. Maximum payouts are earned at a performance level of at least 130% of budget, resulting in a payout award potential of 200% of the officer’s target bonus amount. No fiscal year 2016 bonus pay-out under the 2000 MIP would be earned for a performance level of less than 80% of the approved operating budget.

Determination of Actual Awards

After the end of each plan period, the Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant. were achieved or exceeded. The actual award, if any, for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula, or eliminate an actual award. Also, no participant’s actual award under the 2000 MIP may exceed $4 million for any plan year (prorated for a period shorter than one year) or $4 million for any plan cycle (prorated for plan cycles of less than three years). Furthermore, the 2000 MIP contains a requirement that a participant generally remain in continuous employment through the payment date to be entitled to an actual award.

Certain provisions of the 2000 MIP permit payment of an award (to the extent it is actually earned based on performance) in the event of certain involuntary terminations or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (i) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (ii) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in the Company’s Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and retention for management while protecting stockholders value in the event of a change in control.

Awards under the 2000 MIP generally will be payable in cash after the end of the plan period during which the award was earned. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company’s Stock Incentive Plan.

2016 Pro-forma Benefits for the 2000 MIP

Because awards under the 2000 MIP are in the discretion of the Compensation Committee, and payments of actual awards under the 2000 MIP are determined by comparing actual performance to the annual performance goals established by the Compensation Committee, it is not possible to conclusively state the amount of benefits which will be paid in the future under the 2000 MIP. For fiscal year 2016, the only award grant outstanding for participants under the 2000 MIP is the fiscal year 2016 short term (or annual) bonus. The following table sets forth the information regarding the performance award granted for fiscal year 2016 that would be payable to (i) our Named Executive Officers, (ii) our current executive officers as a group, (iii) our non-employee directors as a group; and (iv) all employees who are not executive officers, as a group, depending on whether the performance goals established by the Compensation Committee for 2016 are achieved. There can be no assurance that the pre-established performance goals actually will be achieved in whole or in part, and therefore, there can be no assurance that the target awards shown below actually will be paid in an particular amount. Finally, future awards under the 2000 MIP may not necessarily mirror the awards summarized below.

Name	2016 Estimated Future Payouts($)
	Below Threshold Performance ($)	Threshold Performance ($)(1)	Target Performance ($)(2)	Maximum Performance ($)(3)
William S. Boyd	—	505,875	1,011,750	2,023,500
Keith E. Smith	—	993,750	1,987,500	3,975,000
Robert L. Boughner	—	570,000	1,140,000	2,280,000
Josh Hirsberg	—	219,375	438,750	877,500
Brian A. Larson	—	200,625	401,250	802,500

Current executive officers as a group	—	2,948,625	5,897,250	11,794,500
Non-employee directors as a group	—	—	—	—
All employees who are not executive officers, as a group	—	—	—	—

(1)	Represents the Company’s achievement during fiscal year 2016 of 80% of the Company’s operating budget.
(2)	Represents the Company’s achievement during fiscal year 2016 of 95%-105% of the Company’s operating budget.
(3)	Represents the Company’s achievement during fiscal year 2016 of 130% of the Company’s operating budget.

Amendment and Termination of the 2000 MIP

The board of directors may amend or terminate the 2000 MIP at any time and for any reason, but in accordance with Section 162(m) of the Internal Revenue Code, certain material amendments to the 2000 MIP will be subject to stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF

THE 2000 EXECUTIVE MANAGEMENT INCENTIVE PLAN.

PROPOSAL 4—Stockholder Proposal

Proposal 4 is a stockholder proposal. If the respective stockholder proponent, or representative who is qualified under state law, is present at the Annual Meeting and submits the proposal for a vote, then the proposal will be voted upon. The stockholder proposal is included in this proxy statement exactly as submitted by the stockholder proponent. The Board’s recommendation on the proposal is presented immediately following the proposal. The stockholder advised the Company, upon submission of the proposal, that the stockholder owned 5,700 shares of Company common stock (or less than 0.005% of outstanding Company common stock). We will promptly provide you with the name, address and, to the Company’s knowledge, the number of voting securities held by the proponent of the stockholder proposal, upon receiving a written or oral request directed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

(702) 792-7200

“RESOLVED: The shareholders of Boyd Gaming Corporation request that our Board adopt a “proxy access” bylaw with conforming amendments to related bylaws, that requires Boyd Gaming to include in any proxy materials where directors are to be elected, the name, Disclosure and Statement (as defined herein) of any person nominated to the board by a shareholder or group thereof (the “Nominator”) that meets the criteria below. Boyd Gaming shall allow shareholders to vote on such nominee(s) on it’s [sic] own proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 25% of the number of directors then serving. This bylaw should provide that a Nominator must:

1.	Beneficially own 3% or more of the Company’s outstanding common stock continuously for at least three years before the nomination is submitted;

2.	Give the company written notice, within the time period identified in Boyd Gaming bylaws, of information required by the bylaws or rules of the SEC about (i) the nominee, including consent to being named in the proxy materials, to serving as director if elected, and to public disclosure of data required by the bylaws; and (ii) the Nominator, including ownership proof of the required shares (the “Disclosure”) and

3.	Certify that (i) it assumes liability arising from the Nominator’s communications with shareholders, including the Disclosure and Statement; (ii) it will comply with all legal requirements in it’s [sic] soliciting material; and (iii) that the required shares were acquired in the ordinary course of business not to change or influence control of Boyd Gaming.

The Nominator may submit with the Disclosure a Supporting Statement not exceeding the 500 word limit (the “Statement”). The Board shall define the priority given to multiple nominations exceeding the 25% limit.

Supporting Statement

The long-term owners of Boyd Gaming should have a meaningful voice in electing directors; all shareholders should have a choice in the board roster. This Proposal adopts strict 3% and 3 year eligibility thresholds. The 25% limit on shareholder-nominated candidates prevents abuse.

Currently, separate shareholder-nominee ballots create shareholder confusion and huge expenses for the shareholder nominated candidate(s) as well as wasted company expenses paid for by shareholders, all meant by public companies to discourage the commencement of the proxy contest at all. This Proposal would now allow shareholders to see and vote for shareholder-nominated candidates on the same Boyd Gaming proxy card as board-nominated candidates, avoiding confusion and unnecessary wasted expense.

CFA Institute’s 2014 assessment on Proxy Access study articles found that it has the potential to enhance board performance with little additional cost or disruption. Additionally, it would serve as a useful tool for shareholders and would benefit both the markets and corporate boardrooms.

The proposed bylaw terms enjoy strong investor support and similar bylaws have been adopted by companies such as Chesapeake Energy, Hewlett Packard, Western Union, Verizon and International Game Technologies.

Protect Your Investment—Please vote “FOR” Proposal #4.”

BOYD GAMING’S STATEMENT IN OPPOSITION

Our Board of Directors has carefully considered the proponent’s proposal and concluded that it is not in the best interests of the Company and its stockholders at this time to adopt a “proxy access” provision.

As discussed below, this proposal would undermine our Company’s strong governance structure and the important role played by our Corporate Governance and Nominating Committee (“Committee”). In addition, the election of a stockholder-nominated director via the proposed proxy access process—which contains few protections that would guard our stockholders against nominees that represent narrow special interests or, if elected, could cause the Company to be in violation of law or regulations—risks disrupting our Board of Directors and preventing it from effectively promoting the long-term interests of all of our stockholders. In particular, proxy access could jeopardize the Company’s ability to conduct its operations, as it would place directly into nomination candidates who may fail to meet the suitability determinations established by the Gaming Authorities (as defined below).

The Proposal Would Hinder Our Company’s Ability to Comply with Gaming Industry Regulations.

The gaming industry is highly regulated. As a multi-jurisdictional gaming company, the Company is required to abide by the regulations set forth by the Nevada Gaming Commission, the Nevada State Gaming Control Board and various other federal, state and local government entities and agencies (collectively, “Gaming Authorities”). The Company’s governance documents require that, when considering potential nominees, the Committee conduct a thorough background evaluation and independence determination for each potential director nominee to ensure, among other things, that a nominee is likely to be deemed suitable by the Gaming Authorities. Most Gaming Authorities also must review nominee information and find the nominee suitable for service on the Board of Directors. The nomination and election of directors through proxy access would inhibit this process and potentially be disruptive to the proper functioning of the Board.

The background and suitability evaluations and determinations required for each director nominee by the Gaming Authorities is a lengthy process that is necessary to ensure the continued ability of the Company to operate in accordance with the regulations of the Gaming Authorities. Proxy access would bypass this process by placing directly into nomination candidates whom neither the Committee nor the Gaming Authorities has determined are suitable. The Committee and the Gaming Authorities will not make a suitability determination for proxy access nominees before their election at the annual meeting. Accordingly, proxy access nominees may fail to meet the suitability requirements of the Gaming Authorities.

It further is unclear how companies within the gaming industry may satisfy their regulatory obligations with respect to suitability of directors within the context of proxy access. If a nominee is elected prior to a determination of suitability by the Gaming Authorities, the director may not be able to participate on the board in full or at all until the suitability determinations have been made. In addition, if such directors were ultimately found to be unsuitable to serve on the board, such finding would result in the disruption of our Board of Directors. The Committee would have to replace the unsuitable candidate following a search and suitability determination, which would leave a vacancy on the board for a potentially lengthy period of time. Further, the failure of a director elected through proxy access to resign in such circumstances would create regulatory uncertainty and potentially result in legal action, including the loss of a gaming license or licenses. Accordingly, given the strict regulatory requirements regarding directors of companies within the gaming industry, the Company believes that implementation of proxy access is not in the best interests of the Company or its stockholders.

Our Existing Nomination Process Serves the Best Interests of the Company and our Stockholders.

The Committee helps the Board of Directors identify qualified nominees, which includes considering candidates proposed by stockholders. In identifying nominees, the Committee considers numerous attributes, including, among other factors, broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with the Company’s industry; and prominence and reputation. The Board of Directors and the Committee are well positioned to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective board of directors that addresses the evolving needs of the Company and represents the best interests of the Company’s stockholders. The Committee continues to adjust the balance of experience and expertise on the Board of Directors through its frequent refreshment of the Board—the Committee nominated two new independent directors to the Board of Directors in 2015, raising the total number of independent directors on the Board to seven, three of whom have been elected since 2011.

The Committee’s process is particularly relevant in the gaming industry, which necessitates the inclusion of directors on the Board that have specialized industry expertise and experience. As discussed above, the Committee conducts a background evaluation and independence determination for all potential director nominees in accordance with the Committee’s charter in order to ensure the candidate’s suitability to serve as a director of the Company under regulations of the Gaming Authorities. Proxy access would bypass this process by placing directly into nomination candidates who may fail to meet the suitability determinations established by the Gaming Authorities. In addition, the Committee process helps to ensure appropriate representation on the Board of persons who have gaming industry experience, which is critical given the specialized nature of such expertise. Proxy access could jeopardize the ability of the Committee and the Board to ensure that the Board has Directors with gaming expertise or otherwise disrupt the effective balance of directors’ experience on the Board sought by the Committee.

Our Existing Governance Structure Ensures the Accountability of our Board of Directors and Provides our Stockholders with Meaningful Access to our Board of Directors.

The Company has a strong commitment to corporate governance and has a history of taking actions we believe are in the best interests of our stockholders. Our Board of Directors believes that the need for a “proxy access” provision should be evaluated in the context of our overall corporate governance practices. We have several mechanisms that protect the rights of all of our stockholders, including:

•	Annual, non-staggered director elections;

•	Separate Chairman of the Board and Chief Executive officer positions;

•	An empowered Presiding Director, who is a non-management director designated by the independent directors to chair the Board of Directors’ non-management director sessions;

•	Committees comprised fully of independent directors; and

•	No poison pill.

In addition, our existing governance documents and federal regulations provide our stockholders with numerous ways to participate in the proxy process, including the ability to nominate directors. Our stockholders have the right to:

•	Nominate directors pursuant to the “advance notice” provisions in our Amended and Restated Bylaws and solicit proxies for director nominees under SEC proxy rules;

•	Propose director nominees to the Committee;

•	Communicate directly with our Board of Directors or our Presiding Director;

•	Submit proposals for presentation at an annual meeting and for inclusion in our proxy statement, subject to certain conditions and SEC rules; and

•	Vote every three years, in an advisory capacity, to approve the executive compensation of our named executive officers.

Our corporate governance policies and practices already provide our stockholders with meaningful ways to voice their opinions and ensure the accountability of our Board of Directors to our stockholders. These policies and practices also strike an appropriate balance, enabling our Board of Directors to oversee our business effectively and efficiently in order to serve the long-term benefit of our stockholders.

Our Existing Directors Have Received Strong Support From our Stockholders.

At the Company’s 2015 annual meeting of stockholders, all director nominees received more than 95% of the votes cast on the proposal regarding the election of directors, with “votes cast” calculated by taking into account all “for” and “withheld” votes by stockholders. The directors on the Committee eligible for reelection each received more than 98% of the votes cast on the proposal. Our stockholders’ support for our directors demonstrates our directors’ effectiveness and our stockholders’ faith in the efficacy of the Committee’s nomination practices and the Company’s existing nominating procedures.

The Proposal Does Not Protect our Company or our Stockholders.

The proposal asks our Board of Directors to implement an unconventional and potentially risky version of proxy access, which not only lacks protection against abuse but may actually invite it. The proposal does not include protections that were contemplated by the SEC’s vacated proxy access rule, Rule 14a-11. For example:

•

The proposal does not address any protections relating to independence of a stockholder nominee. In adopting Rule 14a-11, the SEC believed that proxy access should be limited to Board nominees that meet the objective independence standards of the relevant securities exchange. The introduction of a non-independent director to the Board of Directors may cause the Company to be out of compliance with applicable NYSE or SEC independence requirements, which could ultimately harm stockholders.

•

The proposal does not protect the Company from including on the corporate ballot proxy access nominees who are, or have recently been, an officer or director of a competitor, as defined by the Clayton Antitrust Act of 1914. The election of such nominees could create conflicts of interest that will limit the ability of the Board of Directors to efficiently carry out its duties in accordance with state law, the NYSE Listing Standards, and regulations of the Gaming Authorities.

•

The proposal does not require nominating stockholders to retain voting and investment power of the shares they must own to establish eligibility to nominate a director. A stockholder could have a net short position on the Company’s stock and still be entitled to make a nomination. In adopting Rule 14a-11, the SEC made clear that proxy access should only be available to stockholders that possess ultimate ownership rights over the shares.

•

The proposal does not require nominating stockholders to retain ownership of their shares through the meeting date. A nominating stockholder could sell all of its shares prior to the meeting date, potentially creating a misalignment between the interests of the nominating stockholder and the other stockholders of the Company. In adopting Rule 14a-11, the SEC believed that requiring a nominating stockholder to hold the shares through the meeting date demonstrated the nominating stockholder’s commitment to the nominee and the election process.

In addition, the particular parameters chosen by the proponent for a proxy access provision may result in excessive disruption to our Board of Directors and burden and expense for our Company. For example:

•

The proposal’s allowance to nominate up to 25% of our Board of Directors each year will reduce our Board of director’s effectiveness. The proponent argues, “[t]he 25% limit on shareholder-nominated candidates prevents abuse.” The Company respectfully disagrees and believes that 25% shareholder-nominated directors on the Board would prevent the Committee from identifying nominees by balancing the knowledge, experience, skills and diversity of our Board of Directors, particularly given the need for gaming expertise by certain directors on the Board.

•

The proposal places no limit on the number of stockholders who can assemble as a group to establish the ownership threshold required to make a proxy access nomination. In the absence of a reasonable limitation on the number of stockholders in a group, a group could be composed of an unlimited number of stockholders, each representing special interests contrary to the best interests of the Company. Unlike the Committee, who exercises their fiduciary duties in the course of fulfilling their responsibilities, including director nominations, the proxy access nominating group would have no fiduciary duty to our stockholders and would not be required to comply with the Company’s corporate governance policies and practices. Further, the Company would be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of individuals participating in a nomination in order to verify their required share ownership.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST”

THIS STOCKHOLDER PROPOSAL.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2015.

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	9,143,936(1)	$26.14(2)	2,646,812(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	9,143,936(1)	$26.14(2)	2,646,812(3)

(1)	Includes options to purchase shares outstanding under our 1996 Stock Incentive Plan and our Stock Incentive Plan. Also includes RSUs and Performance Shares outstanding under our Stock Incentive Plan.
(2)	Weighted Average Exercise Price does not include RSUs or Performance Shares outstanding under our Stock Incentive Plan, which are exercisable for zero consideration.
(3)	Consists of shares available for future issuance under our Stock Incentive Plan, which may also be issued as RSUs and Performance Shares under our 2000 MIP. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. With respect to our outstanding grants of Performance Shares, the amounts reported in the table above assume that the performance metrics will all be achieved at the target performance level, or one (1) share of our common stock for each Performance Share. If the performance metrics were all achieved at maximum performance, the Performance Shares awarded would be the maximum of two (2) shares of our common stock. Notwithstanding the foregoing, the RSUs and the Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. Additionally, certain Performance Shares have vested as of the record date based on Company performance during the year ended December 31, 2015. See “Compensation Discussion and Analysis—Equity Compensation, Performance Share Vesting.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE;

TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING

TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2015 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were satisfied.

Transactions with Related Persons

Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, the Executive Chairman of our Board of Directors. Samuel J. Johnson, III, is the step-son of Marianne Boyd Johnson, our Executive Vice President and Vice Chairman of the Company’s board of directors. Marianne Boyd Johnson received a base salary and cash bonus in the amount of $538,281 for fiscal year 2015 and is receiving a base salary in the amount of $270,000 for fiscal year 2016. William R. Boyd, a Vice President and member of the Company’s board of directors, received a base salary and cash bonus in the amount of $357,000 for fiscal year 2015 and is receiving a base salary in the amount of $243,000 for fiscal year 2016. Samuel J. Boyd, Executive Host at The Orleans Hotel and Casino in Las Vegas, Nevada, received a base salary and cash bonus in the amount of $139,466 for fiscal year 2015 and is receiving a base salary in the amount of $114,500 for fiscal year 2016. Samuel J. Johnson, III, Director of Program Development with the Company, received a base salary and cash bonus in the amount of $188,338 for fiscal year 2015 and is receiving a base salary in the amount of $159,000 for fiscal year 2016. Marianne Boyd Johnson, William R. Boyd, Samuel J. Boyd and Samuel J. Johnson, III are also eligible to earn cash bonuses in fiscal year 2016.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our director nominees and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest that exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our 2017 Annual Meeting of Stockholders and included in the board of directors’ proxy statement and form of proxy for that meeting must be received by us, Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel, at our principal offices, no later than November 15, 2016. Consistent with the Company’s bylaws, notice of any proposal that a stockholder intends to present at the 2017 Annual Meeting of Stockholders, but does not intend to have included in the board of directors’ proxy statement and form of proxy for that meeting, must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed our proxy materials for this year’s Annual Meeting of Stockholders (i.e., not earlier than December 30, 2016 and not later than January 29, 2017), after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. If the date of the 2017 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, the aforementioned deadlines for stockholder proposals will be adjusted consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s bylaws. Director nominations that a stockholder intends to present at the 2017 Annual Meeting of Stockholders, but does not intend to have included in the board of directors’ proxy statement and form of proxy for that meeting, must be received no later than February 13, 2017. A stockholder’s notice to our Corporate Secretary must set forth (a) the name, age, business address and the residence address of each nominee proposed in such notice, (b) the principal occupation or employment of such nominee, (c) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee, and (d) such other information concerning each such nominee as would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominees. Such notice shall include a signed consent of each such nominee to serve as a director of the corporation, if elected.

Other Matters

The board of directors currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 14, 2016.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC has been provided to our stockholders together with this proxy statement and will be provided to a stockholder, with exhibits, without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: David Strow, Vice President Corporate Communications.

Appendix A

BOYD GAMING CORPORATION

2000 EXECUTIVE MANAGEMENT INCENTIVE PLAN

(AMENDED AND RESTATED)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Boyd Gaming Corporation hereby establishes the Boyd Gaming Corporation 2000 Executive Management Incentive Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan supercedes the Boyd Gaming Corporation 1998 Long-Term Incentive Program and the Boyd Gaming Corporation 1996 Executive Management Incentive Plan. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is effective as of February 24, 2000 subject to the approval of a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 2000 Annual Meeting of Stockholders. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Plan Period, the actual award (if any) payable to a Participant for the Plan Period. Actual Award is determined by the Payout Formula for the Plan Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Base Salary” means as to any Plan Period, the Participant’s salary, the method of calculation of which as determined by the Committee prior to the commencement of the Plan Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3 “Board” means the Company’s Board of Directors.

2.4 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.5 “Committee” means the Compensation and Stock Option Committee of the Board or such other committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.6 “Company” means Boyd Gaming Corporation, a Nevada corporation.

2.7 “Determination Date” means as to any Plan Period, (a) the first day of the Plan Year or the first day of the first Plan Year in any Plan Cycle, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.8 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.9 “Long-Service Participant” means, unless otherwise determined by the Committee for a Participant prior to the commencement of a Plan Period, a Participant that has reached age fifty five (55) and completed fifteen (15) or more years of service with the Company or any subsidiary of the Company (including years of service with an entity acquired by the Company pursuant to a merger or acquisition).

2.10 “Maximum Award” means the maximum amount which may be paid to a Participant for any Plan Period. The Maximum Award amount which may be paid to a Participant for any Plan Year is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Cycle. The Maximum Award amount which may be paid to a Participant for any Plan Cycle is $4,000,000, exclusive of any amount which may be paid to a Participant for any Plan Year.

2.11 “Participant” means as to any Plan Period, a key employee of the Company or any subsidiary of the Company who has been selected by the Committee for participation in the Plan for that Plan Period.

2.12 “Payout Formula” means as to any Plan Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its sole discretion to be applicable to a Participant for a Plan Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: the Company’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on assets, return on capital, return on stockholders’ equity, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, as compared to any incremental increase, or as compared to results of a peer group. The Performance Goals may differ from Participant to Participant.

2.14 “Plan Cycle” means the 1998 through 2000 fiscal years of the Company and each succeeding period consisting of three fiscal years of the Company. Plan Cycle also means any fraction of a full Plan Cycle as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Cycle.

2.15 “Plan Period” means, in the discretion of the Committee, either a Plan Cycle as defined in Section 2.13 or a Plan Year as defined in Section 2.15.

2.16 “Plan Year” means (a) the 1998 fiscal year of the Company and each succeeding fiscal year of the Company and (b) each fiscal year of the Company that falls within a Plan Cycle. Plan Year also means any fraction of a full Plan Year as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Year.

2.17 “Target Award” means the target award payable under the Plan to a Participant for the Plan Period as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the employees of the Company or any subsidiary of the Company who shall be Participants for the Plan Period. An employee may simultaneously be a Participant under the Plan for both a Plan Year and a Plan Cycle. In selecting Participants, the Committee shall choose key employees who are likely to have a significant impact on the performance of the Company or any subsidiary of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Period by Plan Period basis. Accordingly, an employee who is a Participant for a given Plan Period in no way is guaranteed or assured of being selected for participation in any subsequent Plan Period or Periods.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards.

(a) General. After the end of each Plan Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee.

(b) Ability to Eliminate or Reduce Actual Award. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(c) Termination of Employment Prior to the Date the Actual Award is Paid.

(i) If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for a reason other than Disability or death, the Participant shall not be entitled to the payment of an Actual Award for any Plan Period in which the Participant is participating on the date of termination.

(ii) If a Participant (who is not a Long-Service Participant) terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid due to Disability or death, the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination), provided, however, that the Committee, in its sole discretion, may reduce his or her Actual Award proportionately based on the date of termination (subject to further reduction or elimination under Section 3.5(b)).

(iii) If a Long-Service Participant terminates employment with the Company (and all subsidiaries of the Company) prior to the date the Actual Award for the Plan Period is paid for any reason (including Disability or death), the Participant shall be entitled to (A) the payment of an Actual Award for the Plan Period (in which the Participant is participating on the date of termination) with the earliest date of commencement (subject to reduction or elimination under Section 3.5(b)) and (B) the payment of an Actual Award for any other Plan Period (in which the Participant is participating on the date of termination) reduced proportionately based on the number of years of employment completed during the Plan Period with each partial year of employment counting as a full year (and subject to further reduction or elimination under Section 3.5(b)).

(iv) If a Participant is terminated without Cause within twenty-four (24) months after a Corporate Transaction or a Change in Control (each as defined in the Company’s 2002 Stock Incentive Plan), the Participant shall be entitled to the payment of an Actual Award for each Plan Period (in which the Participant is participating on the date of termination).

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made within three calendar months after the end of the Plan Period during which the Award was earned.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company’s 1996 Stock Incentive Plan, 2002 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be determined by the Committee, in its sole discretion.

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Period, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

SECTION 6

GENERAL PROVISION

6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Period or any other period. Generally, employment with the Company or any subsidiary of the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Period such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability. No member of the Committee or the Board, or any employee of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Nevada.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of subsidiary of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

7.2 Plan History. The Plan was originally adopted by the Board and the stockholders of the Company in 2000. The Plan was reapproved by the stockholders of the Company in 2005 for re-qualification under Code Section 162(m); and was amended and restated and approved by the stockholders of the Company in 2006 to (a) amend various provisions regarding the determination of Actual Awards under Section 3.5 and (b) increase the Maximum Award payable under the Plan for any Plan Period. The Plan was reapproved by the Stockholders of the Company in 2011 for re-qualification under Code 162(m); and the Plan was again reapproved by the stockholders of the Company for re-qualification under Code Section 162(m) on                     , 2016.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/byd
Use the Internet to vote your proxy until 12:00 p.m. (C.D.T.) on April 13, 2016.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (C.D.T.) on April 13, 2016.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

    Please detach here

The Board of Directors Unanimously Recommends a Vote FOR all of the Director Nominees identified in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1.	Election of directors:	01 02 03 04	John R. Bailey Robert L. Boughner William R. Boyd William S. Boyd	05 06 07 08	Richard E. Flaherty Marianne Boyd Johnson Keith E. Smith Christine J. Spadafor	09 10 11	Peter M. Thomas Paul W. Whetsell Veronica J. Wilson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	For	☐	Against	☐	Abstain

3.	To reapprove the Company’s 2000 Executive Management Incentive Plan.	☐	For	☐	Against	☐	Abstain

4.	To vote on a stockholder proposal, if properly presented at the Annual Meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 14, 2016

11:00 a.m. (local time)

Suncoast Hotel and Casino

9090 Alta Drive

Las Vegas, Nevada 89145

Boyd Gaming Corporation 3883 Howard Hughes Parkway, Ninth Floor Las Vegas, Nevada 89169	proxy

This proxy is solicited by the board of directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, April 14, 2016.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, April 14, 2016, at 11:00 a.m., local time, at Suncoast Hotel and Casino, 9090 Alta Drive, Las Vegas, NV 89145, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO ACCESS THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO: http://www.boydgaming.com/proxymaterials

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.